CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Exchange Traded Access Securities (E-TRACS)	$100,000,000	(1)(2)

(1)	$7,130 registration fee was previously paid on October 29, 2010.
(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-156695

Amendment No. 1 dated December 13, 2010* to PROSPECTUS SUPPLEMENT dated October 29, 2010 (To Prospectus dated January 13, 2009)

UBS AG Exchange Traded Access Securities (E-TRACS)

Linked to the Wells Fargo® MLP Index due October 29, 2040

UBS AG $100,000,000 E-TRACS

The UBS AG Exchange Traded Access Securities (E-TRACS) linked to the Wells Fargo® MLP Index (the “Securities”) are senior unsecured debt securities issued by UBS AG (UBS) that provide exposure to the performance of the Wells Fargo® Master Limited Partnership Index (the “Index”), reduced by an Accrued Tracking Fee (as described below) based on an Annual Tracking Fee of 0.85% per annum. Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, early redemption or upon exercise by UBS of its call right if the level of the Index declines or does not increase by an amount sufficient to offset the negative effect of the Accrued Tracking Fee and the Redemption Fee Amount, if applicable. The Securities may pay a quarterly coupon during their term. You will receive a cash payment at maturity or upon exercise by UBS of its call right, based on the performance of the Index less the Accrued Tracking Fee, as described herein. You will receive a cash payment upon early redemption based on the performance of the Index less the Accrued Tracking Fee and the Redemption Fee amount. Payment at maturity, upon call or upon early redemption is subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call or early redemption. The principal terms of the Securities are as follows:

Issuer:	UBS AG (Jersey Branch)

Initial Trade Date:	October 29, 2010

Initial Settlement Date:	November 3, 2010

Term:	30 years, subject to your right to require UBS to redeem your Securities on any Redemption Date or the UBS Call Right, each as described below.

Maturity Date:	October 29, 2040, subject to adjustment

Principal Amount:	$24.51 per Security

Coupon Amount:	For each Security you hold on the applicable Coupon Record Date you will receive on each quarterly Coupon Payment Date an amount in cash equal to the Coupon Amount, if any. As further described in “Specific Terms of the Securities — Coupon Payment” beginning on page S-40, the Coupon Amount will equal the sum of the cash distributions that a hypothetical holder of Index constituents would have been entitled to receive in respect of the Index constituents during the relevant period, reduced by the Accrued Tracking Fee. The final Coupon Amount will be included in the Cash Settlement Amount at maturity.

Coupon Payment Date:	The 15th Index Business Day following each Coupon Valuation Date, commencing on January 21, 2011 (subject to adjustment). The final Coupon Payment Date will be the Maturity Date.

Underlying Index:	The return on the Securities is linked to the performance of the Wells Fargo® Master Limited Partnership Index. The Index is intended to measure the performance of all master limited partnerships in the energy sector listed on the New York Stock Exchange or NASDAQ that satisfy market capitalization and other eligibility requirements. For a detailed description of the Index, see “Wells Fargo® Master Limited Partnership Index” beginning on page S-29.

Payment at Maturity:	For each Security, unless earlier redeemed or called, you will receive at maturity a cash payment equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Final Measurement Period plus (b) the final Coupon Amount minus (c) the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus (d) the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is less than zero, the payment at maturity will be zero.

See “Risk Factors” beginning on page S-18 for additional risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank	(cover continued on next page)

Prospectus Supplement dated December 13, 2010

Redemption Amount:	Subject to the minimum redemption amount of 50,000 Securities and to your compliance with the procedures described under “Specific Terms of the Securities — Early Redemption at the Option of the Holders,” upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the Redemption Valuation Date plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Valuation Date if on the Redemption Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Adjusted Tracking Fee Shortfall, if any, as of the Redemption Valuation Date, minus (e) the Redemption Fee Amount. We refer to this cash payment as the “Redemption Amount.” For purposes of calculating the Redemption Amount, either the Adjusted Coupon Amount will be included or the Adjusted Tracking Fee Shortfall will be subtracted, but not both.

Redemption Fee Amount:	As of any date of determination, an amount per Security equal to the product of (i) 0.125% and (ii) the Current Indicative Value as of the immediately preceding Index Business Day.

UBS Call Right:	On any Exchange Business Day (or if such day is not an Exchange Business Day, the next Exchange Business Day) on or after November 3, 2011 through and including the Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than eighteen calendar days prior to the Call Settlement Date. Upon early redemption in the event UBS exercises this right, you will receive a cash payment equal to the Call Settlement Amount, which will be calculated as described herein and paid on the Call Settlement Date. If the amount so calculated is less than zero, the payment upon exercise of the Call Right will be zero.

Call Settlement Amount:	In the event UBS exercises its Call Right, you will receive per Security a cash payment on the relevant Call Settlement Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Call Measurement Period plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, plus (e) the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any. We refer to this cash payment as the “Call Settlement Amount.”

Index Performance Ratio:	On any Index Business Day:

Final Index Level

Initial Index Level

Initial Index Level:	451.38, the Index Closing Level on October 29, 2010.

Final Index Level:	As determined by the Security Calculation Agent, the arithmetic mean of the Index Closing Levels measured on each Index Business Day during the Final Measurement Period or the Call Measurement Period, or the Index Closing Level on any Redemption Valuation Date, as applicable.

Index Closing Level:	The closing level of the Index as reported on the NYSE and Bloomberg L.P.

Security Calculation Agent:	UBS Securities LLC

Calculation Date:	October 18, 2040, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

Listing:	The Securities are listed on NYSE Arca under the symbol “MLPW.” There can be no assurance that an active secondary market will develop; if it does, we expect that investors will purchase and sell the Securities primarily in this secondary market.

CUSIP Number:	902664408

ISIN Number:	US9026644081

Additional Key Terms:	See “Prospectus Supplement Summary — Additional Key Terms” on page S-4.

On the Initial Trade Date, we sold $26,961,000 stated Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. $21,218,307 stated Principal Amount of those Securities will be sold to the public at 102% of their stated Principal Amount, or $25.00, by Wells Fargo Securities, LLC, as a dealer purchasing as principal from UBS Securities LLC. Wells Fargo Securities, LLC will receive a commission of 2% of the stated Principal Amount, or $0.49, of such Securities. In addition, at the time of such sale, Wells Fargo Securities, LLC will receive a one-time up-front fee equal to 88.24% of the Annual Tracking Fee (as defined below in “Prospectus Supplement Summary — Additional Key Terms” on page S-4) on the aggregate stated Principal Amount of such Securities for services in connection with such sale. Wells Fargo Securities, LLC may make sales through its affiliate dealers or selling agents. $5,742,693 stated Principal Amount of Securities sold to UBS Securities LLC on the Initial Trade Date will be sold to the public following the Initial Trade Date at their current Issuance Amount as calculated by UBS Securities LLC as of the date of such sale.

Following the Initial Trade Date and from time to time, we may sell Securities for a price of up to 102% of their current Issuance Amount, as calculated by UBS Securities LLC as of the date of such sale. UBS Securities LLC, UBS Financial Services Inc. and dealers purchasing as principal, including Wells Fargo Securities, LLC, may receive a commission of up to 2% of such Issuance Amount, and we will receive net proceeds equal to 100% of such Issuance Amount. In addition, at the time of such sale, Wells Fargo Securities, LLC will receive a one-time up-front fee equal to 88.24% of the Annual Tracking Fee on the aggregate stated Principal Amount of such Securities for services in connection with any such sales. “Issuance Amount” means a value at a given

(cover continued on next page)

date equal to (i) the Principal Amount multiplied by the Index Performance Ratio, assuming such date is the Redemption Valuation Date, less (ii) the Accrued Tracking Fee as of such date, assuming such date is the Redemption Valuation Date, plus (iii) assuming such date is the Redemption Valuation Date, the Coupon Amount with respect to the Coupon Valuation Date if on such Redemption Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred plus (iv) the Adjusted Coupon Amount, if any, as of such date. Please see “Supplemental Plan of Distribution” on page S-63 for more information.

We may use this prospectus supplement in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this prospectus supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

*	This Amendment No. 1 to the prospectus supplement dated October 29, 2010 (as amended, the “prospectus supplement”) is being filed for the purpose of allowing for daily redemption of the Securities. Otherwise, all terms of the Securities remain as stated in the prospectus supplement.

The UBS AG Exchange Traded Access Securities (E-TRACS) being offered as described in this prospectus supplement and the accompanying prospectus constitute one offering in a series of offerings of UBS AG E-TRACS exchange-traded notes. We are offering and may continue to offer from time to time E-TRACS linked to different underlying indices and with the same or different terms and conditions, relative to those set forth in this prospectus supplement. You should be sure to refer to the prospectus supplement for the particular offering of E-TRACS in which you are considering an investment.

This prospectus supplement contains the specific financial and other terms that apply to the securities being offered herein. Terms that apply generally to all our Medium-Term Notes, Series A, are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. The contents of any website referred to in this prospectus supplement are not incorporated by reference in this prospectus supplement or the accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples	S-12
Risk Factors	S-18
Wells Fargo® Master Limited Partnership Index	S-29
Valuation of the Index and the Securities	S-37
Specific Terms of the Securities	S-39
Use of Proceeds and Hedging	S-53
Certain U.S. Federal Income Tax Consequences	S-54
Benefit Plan Investor Considerations	S-61
Supplemental Plan of Distribution	S-63
Conflicts of Interest	S-64
Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer.	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

i

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Securities?

The Securities are senior unsecured medium-term notes issued by UBS with a return linked to the performance of the Wells Fargo® Master Limited Partnership Index. The Index is intended to measure the performance of all master limited partnerships in the energy sector listed on the New York Stock Exchange or The Nasdaq Stock Market, Inc. (“NASDAQ”) that satisfy market capitalization and other eligibility requirements. The Index is a proprietary index. The Index is a registered trademark of Wells Fargo & Company and is used under a license with UBS. For a detailed description of the Index, see “Wells Fargo® Master Limited Partnership Index” beginning on page S-29.

We refer to the master limited partnerships (MLPs) included in the Wells Fargo® Master Limited Partnership Index as the “Index constituents.”

The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption. Instead, at maturity, you will receive a cash payment based on the performance of the Index equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Final Measurement Period plus (b) the final Coupon Amount minus (c) the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus (d) the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any. We refer to this cash payment as the “Cash Settlement Amount.” If the amount calculated above is less than zero, the payment at maturity will be zero. You may lose some or all of your investment at maturity. Because the Accrued Tracking Fee (including any Tracking Fee Shortfall (as defined below)) reduces your final payment, the level of the Index will need to increase from the Initial Index Level by an amount at least equal to the percentage of the Principal Amount represented by the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, in order for you to receive an aggregate amount over the term of the Securities equal to at least the Principal Amount of your Securities. If the increase in the level of the Index as compared to the Initial Index Level is insufficient to offset the negative effect of the Accrued Tracking Fee or if the Final Index Level is less than the Initial Index Level, you will lose some or all of your investment at maturity. See “Specific Terms of the Securities — Cash Settlement Amount at Maturity” beginning on page S-42.

The “Principal Amount” of each Security is $24.51.

The Index Performance Ratio will be calculated as follows:

Final Index Level
Initial Index Level

where the “Initial Index Level” is 451.38.

The “Final Measurement Period” is the five Index Business Days from and including the Calculation Date, subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event” beginning on page S-48.

For each Security you hold on the applicable Coupon Record Date, you will receive on each Coupon Payment Date an amount in cash equal to the difference between the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, and the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”). To the extent the Reference Distribution Amount on a Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on that Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee and will reduce the Coupon Amount for the next Coupon Valuation Date. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date. If there is a Tracking Fee Shortfall as of the last Coupon Valuation Date, that amount will be taken into account in determining the Cash Settlement Amount. See “Specific Terms of the Securities — Coupon Payment” beginning on page S-40.

Unlike ordinary debt securities, the Securities do not guarantee any return of principal at maturity or call, or upon early redemption. You are not guaranteed any coupon payment.

The Securities are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the level of the Index declines from the Initial Trade Date relative to the last Index Business Day in the Final Measurement Period or the Call Measurement Period, or on the applicable Redemption Valuation Date, as the case may be, or if the level of the Index does not increase by an amount sufficient to offset the negative effect of the Accrued Tracking Fee and the Redemption Fee Amount, if applicable.

For a further description of how your payment at maturity or call, or upon early redemption, will be calculated, see “Specific Terms of the Securities — Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Early Redemption at the Option of the Holders” beginning on page S-42.

Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, on any Business Day prior to the Maturity Date commencing on November 17, 2010 through and including October 17, 2040, subject to a minimum redemption amount of at least 50,000 Securities. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, as defined below. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the Redemption Valuation Date plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Valuation Date if on the Redemption Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Adjusted Tracking Fee Shortfall, if any, as of the Redemption Valuation Date, minus (e) the Redemption Fee Amount. We refer to this cash payment as the “Redemption Amount.” For purposes of calculating the Redemption Amount, either the Adjusted Coupon Amount will be included or the Adjusted Tracking Fee Shortfall will be subtracted, but not both. If the amount calculated above is less than zero, the payment upon early redemption will be zero. You may lose some or all of your investment upon early redemption. Because the Adjusted Tracking Fee Shortfall, if any, and

the Redemption Fee Amount reduce your final payment, the level of the Index will need to increase from the Initial Index Level by an amount at least equal to the percentage of the Principal Amount represented by the Adjusted Tracking Fee Shortfall, if any, and the Redemption Fee Amount, less any Coupon Amounts, any Stub Reference Distribution Amount, as applicable, and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the Principal Amount of your Securities. If the increase in the level of the Index, as measured by the Final Index Level compared to the Initial Index Level, is insufficient to offset such a negative effect or if the Final Index Level is less than the Initial Index Level, you will lose some or all of your investment upon early redemption. See “Specific Terms of the Securities — Early Redemption at the Option of the Holders” beginning on page S-43 and “— Redemption Procedures” beginning on page S-45.

Redemption Valuation Date:    The first Index Business Day following the date that a Redemption Notice and Redemption Confirmation, each as described under “Specific Terms of the Securities — Early Redemption at the Option of the Holders — Redemption Requirements,” are delivered. Any applicable Redemption Valuation Date is subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event.”

Adjusted Coupon Amount:    With respect to any applicable Redemption Valuation Date or Call Valuation Date, as applicable, the Adjusted Coupon Amount is a coupon payment, if any, in an amount in cash equal to the difference between the Adjusted Reference Distribution Amount, calculated as of the applicable Redemption Valuation Date or Call Valuation Date, as applicable, and the Adjusted Tracking Fee, calculated as of such Redemption Valuation Date or Call Valuation Date, to the extent that the Adjusted Reference Distribution Amount, calculated as of such Redemption Valuation Date or Call Valuation Date, is greater than or equal to the Adjusted Tracking Fee, calculated as of such Redemption Valuation Date or Call Valuation Date.

UBS’s Call Right

On any Exchange Business Day (or if such day is not an Exchange Business Day, the next Exchange Business Day) on or after November 3, 2011 through and including the Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than eighteen calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises this right, you will receive a cash payment equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Call Measurement Period plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, plus (e) the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any. We refer to this cash payment as the “Call Settlement Amount.” If UBS issues a call notice on any calendar day, the “Call Valuation Date” will be the last Business Day of the week following the week in which the call notice is issued, generally Friday, subject to a minimum five calendar day period commencing on the date of the issuance of the call notice and ending on the related Call Valuation Date. If UBS issues a call notice on a Friday, the related Call Valuation Date will fall on the following Friday (or, if such following Friday is not an Exchange Business Day, the next following Exchange Business Day). The Call Settlement Date will be the third Business Day following the last Index Business Day in the Call Measurement Period.

Call Measurement Period:    The five Index Business Days from and including the Call Valuation Date, subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event.”

Additional Key Terms

Annual Tracking Fee:	As of any date of determination, an amount per Security equal to the product of (i) 0.85% per annum and (ii) the Current Indicative Value as of the immediately preceding Index Business Day.

Accrued Tracking Fee:	(1)	The Accrued Tracking Fee with respect to the first Coupon Valuation Date is an amount equal to the product of

(a)	the Annual Tracking Fee as of the first Coupon Valuation Date and

(b)	a fraction, the numerator of which is the total number of calendar days from and excluding the Initial Trade Date to and including the first Coupon Valuation Date, and the denominator of which is 365.

(2)	The Accrued Tracking Fee with respect to any Coupon Valuation Date other than the first Coupon Valuation Date is an amount equal to

(a)	the product of (i) the Annual Tracking Fee as of such Coupon Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 365, plus

(b)	the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any.

See “Specific Terms of the Securities — Coupon Payment” beginning on page S-40.

(3)	The Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period is an amount equal to

(a)	the product of (i) the Annual Tracking Fee calculated as of the last Index Business Day in the Final Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period, and the denominator of which is 365, plus

(b)	the Tracking Fee Shortfall as of the last Coupon Valuation Date, if any.

See “Specific Terms of the Securities — Cash Settlement Amount at Maturity” beginning on page S-42.

(4)	The Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period is an amount equal to

(a)	the product of (i) the Annual Tracking Fee calculated as of the last Index Business Day in the Call Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Call Valuation Date to and including the last Index Business Day in the Call Measurement Period, and the denominator of which is 365, plus

(b)	the Adjusted Tracking Fee Shortfall, if any.

See “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-46.

Adjusted Reference Distribution Amount:	As of any Redemption Valuation Date, or the Call Valuation Date, as applicable, an amount equal to the gross cash distributions that a Reference Holder (as defined in “Specific Terms of the Securities – Coupon Payment” on page S-40) would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Trade Date) to and including such Redemption Valuation Date, or the Call Valuation Date.

Adjusted Tracking Fee:	As of any Redemption Valuation Date, or the Call Valuation Date, as applicable, an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Annual Tracking Fee as of such Redemption Valuation Date or Call Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Trade Date) to and including such Redemption Valuation Date or Call Valuation Date, and the denominator of which is 365.

Adjusted Tracking Fee Shortfall:	To the extent that the Adjusted Reference Distribution Amount, calculated on any Redemption Valuation Date, or the Call Valuation Date, as applicable, is less than the Adjusted Tracking Fee, calculated on such Redemption Valuation Date or Call Valuation Date, the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount.

Reference Distribution Amount:	(i) As of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Trade Date to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date. Notwithstanding the foregoing, with respect to cash distributions for an Index constituent which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index constituent fails to pay the distribution to holders of such Index constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

See “Specific Terms of the Securities — Early Redemption at the Option of the Holders” beginning on page S-43 and “— UBS’s Call Right” beginning on page S-46.

Coupon Valuation Date:	The 30th of March, June, September and December of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date. The first Coupon Valuation Date is expected to be December 30, 2010.

Current Indicative Value:	As determined by the Security Calculation Agent as of any date of determination, an amount per Security, equal to the product of (i) the Principal Amount and (ii) a fraction, the numerator of which is equal to the Index Closing Level as of such date and the denominator of which is equal to the Initial Index Level.

Index Calculation Agent:	Standard & Poor’s

Selected Risk Considerations

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-18.

➢

You may lose some or all of your investment — The Securities are fully exposed to any decline in the level of the Index, and will also be subject to the upfront fee. Because the Accrued Tracking Fee reduces your final payment, the level of the Index, as compared to the Initial Index Level, will need to increase by an amount at least equal to the percentage of the Principal Amount represented by the Accrued Tracking Fee and Redemption Fee Amount, if applicable, less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, in order for you to receive an aggregate amount over the term of the Securities equal to at least the Principal Amount of your Securities. If the increase in the level of the Index, as compared to the Initial Index Level, is insufficient to offset the negative effect of the Accrued Tracking Fee and Redemption Fee Amount, if applicable, less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, or if the Final Index Level is less than the Initial Index Level, you will lose some or all of your investment at maturity or call, or upon early redemption. In addition, the Securities are also subject to an upfront fee that you pay as part of the issue price, as described below. If the increase in the level of the Index, as compared to the Initial Index Level, is insufficient to offset the effect of the upfront fee, you will have a loss on your investment in the Securities.

➢

Negative effect of the upfront fee — On the Initial Trade Date, Securities will be sold to the public at 102% of their stated Principal Amount. After the Initial Trade Date, Securities may be sold to the public at prices up to 102% of their Issuance Amount. The “upfront fee” is the increase in price over the stated Principal Amount, or Issuance Amount, as applicable. Because the payment at maturity or call, or upon early redemption, will be calculated on the basis of the Principal Amount and not the issue price, the upfront fee represents an immediate cost to you and will not grow along with any increase in the level of the Index, as compared to the Initial Index Level. Therefore, if the increase in the level of the Index, as compared to the Initial Index Level, is insufficient to offset the effect of the upfront fee, in addition to the negative effect of the Accrued Tracking Fee and, if applicable, the Redemption Fee Amount, you will lose some or all of your investment at maturity or call, or upon early redemption.

➢

Market risk — The return on the Securities, which may be positive or negative, is linked to the return on the Index as measured by the Index Performance Ratio, and which, in turn, is affected by a variety of market and economic factors, interest rates in the markets and economic, financial, political, regulatory, judicial or other events that affect the Index constituents or the markets generally.

➢

Credit of issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity, call or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

➢

Concentration in a particular industry — There is only one industry — energy — related to the MLPs included in the Index. An investment in the Securities will increase your portfolio’s exposure to fluctuations in the energy industry.

➢

A trading market for the Securities may not develop — Although the Securities are listed on NYSE Arca, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the Securities shown on the cover of this prospectus supplement. We may suspend or cease sales of the Securities at any time, at our discretion.

➢

No Redemption Prior to November 17, 2010 — You may elect to redeem your Securities on or after November 17, 2010 until October 17, 2040. Accordingly, your ability to liquidate the Securities may be limited prior to this date.

➢

Minimum redemption amount — You must elect to redeem at least 50,000 Securities for UBS to repurchase your Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement and there can be no assurance that they can or will do so.

➢

Your redemption election is irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the Redemption Valuation Date.

➢

You are not guaranteed a coupon payment — You will not receive a coupon payment on a Coupon Payment Date if the Reference Distribution Amount is less than the Accrued Tracking Fee. Similarly, you will not receive a coupon payment on a Redemption Date or Call Settlement Date if the Adjusted Reference Distribution Amount is less than the Adjusted Tracking Fee and, as applicable, the Redemption Fee Amount.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

➢

UBS’s call right — UBS may elect to redeem all outstanding Securities at any time on any Exchange Business Day (or if such day is not an Exchange Business Day, the next Exchange Business Day) on or after November 3, 2011, as described under “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-46. If UBS exercises its Call Right, the Call Settlement Amount may be less than the Principal Amount of your Securities. Alternatively, if the Securities have increased in value, you may have to invest your proceeds in a lower-return investment.

The Securities may be a suitable investment for you if:

➢	You seek an investment with a return linked to the performance of the Index, which will provide exposure to energy-oriented MLPs.

➢

You believe the level of the Index will increase during the term of the Securities by an amount sufficient to offset the negative effect of the Accrued Tracking Fee and any Redemption Fee Amount, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount.

➢	You are willing to accept the risk that you may lose some or all of your investment.

➢

You are willing to hold securities that may be redeemed early by UBS, pursuant to the UBS Call Right, on any Exchange Business Day (or if such day is not an Exchange Business Day, the next Exchange Business Day) on or after November 3, 2011.

➢	You are willing to hold securities that have a long-term maturity (30 years).

➢	You are willing to receive a lower amount of distributions than you would if you owned interests in the Index constituents directly.

➢	You are willing to accept the risk of fluctuations in the energy industry, in general, and the risks inherent in a concentrated investment in energy-oriented MLPs, in particular.

➢	You are willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You are not seeking an investment for which there will be an active secondary market.

➢	You are comfortable with the creditworthiness of UBS, as issuer of the Securities.

The Securities may not be a suitable investment for you if:

➢	You do not seek an investment with a return linked to the performance of the Index, which will provide exposure to energy-oriented MLPs.

➢

You believe that the level of the Index will decline during the term of the Securities or the level of the Index will not increase by an amount sufficient to offset the negative effect of the Accrued Tracking Fee and any Redemption Fee Amount, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount.

➢	You are not willing to accept the risk that you may lose some or all of your investment.

➢

You are not willing to hold securities that may be redeemed early by UBS, pursuant to the UBS Call Right, on any Exchange Business Day (or if such day is not an Exchange Business Day, the next Exchange Business Day) on or after November 3, 2011.

➢	You are not willing to hold securities that have a long-term maturity (30 years).

➢	You are not willing to be exposed to the risk of fluctuations in the energy prices, in general, and the risks inherent in a concentrated investment in energy-oriented MLPs, in particular.

➢	You are not willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

➢	You seek fixed current income from your investment.

➢	You seek an investment for which there will be an active secondary market.

➢	You are not comfortable with the creditworthiness of UBS, as issuer of the Securities.

Who calculates and publishes the Index?

The level of the Index is calculated by Standard and Poor’s and disseminated by the NYSE approximately every fifteen seconds (assuming the level of the Index has changed within such fifteen-second interval) from 4:00 a.m. to 4:15 p.m., New York City time, and a daily Index level is published at approximately 4:00 p.m., New York City time, on each Exchange Business Day. Index information, including the Index level, is available from NYSE and Bloomberg L.P. (“Bloomberg”) under the symbol “WML”. The historical performance of the Index is not indicative of the future performance of the Index or the level of the Index on the Final Valuation Date or applicable Redemption Valuation Date or Call Valuation Date, as the case may be.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Certain U.S. Federal Income Tax Consequences” on page S-54.

Pursuant to the terms of the Securities, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid forward contract with respect to the Index. In addition, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to treat the Coupon Amount (including amounts received upon the sale or maturity of the Securities in respect of accrued but unpaid Coupon Amounts) as an amount that should be included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with the your regular method of tax accounting for tax purposes. If your Securities are so treated (and subject to the discussion below regarding the application of Section 1260 of the Internal Revenue Code), you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount realized (other than any amount attributable to the Coupon Amount, which will be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could be treated for tax purposes in an alternative manner as described under “Certain U.S. Federal Income Tax Consequences” on page S-54.

The Internal Revenue Service may assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. Under Section 1260 of the Internal Revenue Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity and a partnership is considered to be a pass-thru entity. It is, however, not entirely clear how Section 1260 of the Internal Revenue Code applies in the case of an index of pass-thru entities like the Index. Although the matter is not free from doubt, it is likely that Section 1260 should also apply to an index of pass-thru entities, in which case Section 1260 would apply to the Securities. If your Securities are subject to Section 1260, then any long-term capital gain that you realize upon the sale, exchange or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Index constituents (in an amount equal to the notional amount of the Index that is represented by the Securities) on the date that you purchased your Securities and sold your interest in the Index constituents on the date of the sale or maturity of the Securities (the “excess gain amount”). If your Securities are subject to these rules, the excess gain amount will be presumed to be equal to all of the gain that you recognized in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. You should review the discussion of Section 1260 on page S-55 and are urged consult your own tax advisor regarding the potential application of these rules.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently over the term of the Securities and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for

United States federal income tax purposes in accordance with the treatment described above and under “Certain U.S. Federal Income Tax Consequences” on page S-54 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Hypothetical Examples

Hypothetical Coupon Amount Calculation

The following table illustrates the hypothetical Coupon Amount payable on each quarterly Coupon Payment Date over a hypothetical period of five quarters. Each of the hypothetical Coupon Amounts set forth below is for illustrative purposes only and may not be the actual Coupon Amount payable to a purchaser of the Securities on any Coupon Payment Date. The actual Coupon Amount payable on any Coupon Payment Date will be determined by reference to the Reference Distribution Amount calculated as of the corresponding Coupon Valuation Date and the Accrued Tracking Fee (including any Tracking Fee Shortfall) calculated as of the corresponding Coupon Valuation Date and may be substantially different from any amounts set forth below. The numbers appearing in the following table and examples have been rounded for ease of analysis. You may not be paid, and are not guaranteed, a Coupon Amount during the term of the Securities.

Quarter	Current Indicative Value	Reference Distribution Amount as of the applicable Coupon Valuation Date	Accrued Tracking Fee (excluding Tracking Fee Shortfall accrued from Previous Quarter) as of the applicable Coupon Valuation Date*	Accrued Tracking Fee (including Tracking Fee Shortfall accrued from Previous Quarter) as of the applicable Coupon Valuation Date*	Coupon Amount	Tracking Fee Shortfall for the Following Quarter
Quarter 1	25.15	0.4764	0.0527	0.0527	0.4237	0
Quarter 2	24.50	0.3256	0.0513	0.0513	0.2743	0
Quarter 3	25.75	0.0000	0.0540	0.0540	0.0000	0.0540
Quarter 4	25.00	0.0165	0.0524	0.1064	0.0000	0.0899
Quarter 5	26.05	0.5076	0.0546	0.1445	0.3631	0

*	Assuming that the total number of calendar days in each quarter is 90.

For additional information and key terms related to the Coupon Amount, please see “Specific Terms of the Securities — Coupon Payment.”

Hypothetical Payment at Maturity or Call, or upon Early Redemption

The following examples illustrate how the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. We have included examples in which the level of the Index increases at a constant rate of 1% per year through maturity (Example 1), as well as examples in which the level of the Index decreases at a constant rate of 1% per year through maturity (Example 2). In addition, Example 3 shows the level of the Index increasing by 1% per year for the first 15 years and then decreasing by 1% per year for the next 15 years, whereas Example 4 shows the reverse scenario of the level of the Index decreasing by 1% per year for the first 15 years, and then increasing by 1% per year for the next 15 years. For ease of analysis and presentation, the following examples assume that the term of the Securities is 30 years, no Coupon Amount was paid during the term of the Securities, the Reference Distribution Amount for each applicable period is zero, no Stub Reference Distribution Amount will be paid at maturity or call, no Adjusted Coupon Amount will be paid upon call or early redemption and that no upfront fee was paid by the investor. These examples highlight the impact of the Accrued Tracking Fee on the payment at maturity or call, or upon early redemption, under different circumstances. Because the Accrued Tracking Fee takes into account the performance of the Index, the absolute level of the Accrued Tracking Fee is dependent on the path taken by the level of the Index to arrive at its ending level. The figures in these examples have been rounded for convenience. The Cash Settlement Amount figures for year 30 are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive payment at maturity or call, or upon early redemption, in the indicated amount, according to the indicated formula.

Hypothetical Examples

Example 1

Assumptions:

Annual Tracking Fee:	0.85% per annum
Principal Amount:	$24.51
Hypothetical Initial Index Level:	435.82
Redemption Fee Amount:	0.125% of the Current Indicative Value

Year End	Index Level	Current Indicative Value	Annual Tracking Fee for the Applicable Year	Accrued Tracking Fee	Cash Settlement Amount/ Call Settlement Amount	Redemption Amount
A	B	C	D	E	F	G
		Principal × (B/Initial Index Level)	C × Annual Tracking Fee	Cumulative Total of D*	C – E	F – Redemption Fee Amount
1	440.18	$24.76	$0.2104	$0.2104	$24.54	$24.51
2	444.58	$25.00	$0.2125	$0.4229	$24.58	$24.55
3	449.03	$25.25	$0.2146	$0.6376	$24.62	$24.58
4	453.52	$25.51	$0.2168	$0.8544	$24.65	$24.62
5	458.05	$25.76	$0.2190	$1.0733	$24.69	$24.66
6	462.63	$26.02	$0.2212	$1.2945	$24.72	$24.69
7	467.26	$26.28	$0.2234	$1.5179	$24.76	$24.73
8	471.93	$26.54	$0.2256	$1.7435	$24.80	$24.77
9	476.65	$26.81	$0.2279	$1.9713	$24.83	$24.80
10	481.42	$27.07	$0.2301	$2.2014	$24.87	$24.84
11	486.23	$27.35	$0.2324	$2.4339	$24.91	$24.88
12	491.09	$27.62	$0.2348	$2.6686	$24.95	$24.92
13	496.00	$27.89	$0.2371	$2.9057	$24.99	$24.96
14	500.96	$28.17	$0.2395	$3.1452	$25.03	$25.00
15	505.97	$28.46	$0.2419	$3.3871	$25.07	$25.04
16	511.03	$28.74	$0.2443	$3.6314	$25.11	$25.08
17	516.14	$29.03	$0.2467	$3.8781	$25.15	$25.12
18	521.30	$29.32	$0.2492	$4.1273	$25.19	$25.16
19	526.52	$29.61	$0.2517	$4.3790	$25.23	$25.20
20	531.78	$29.91	$0.2542	$4.6332	$25.27	$25.24
21	537.10	$30.21	$0.2568	$4.8900	$25.32	$25.28
22	542.47	$30.51	$0.2593	$5.1493	$25.36	$25.33
23	547.90	$30.81	$0.2619	$5.4112	$25.40	$25.37
24	553.38	$31.12	$0.2645	$5.6757	$25.45	$25.41
25	558.91	$31.43	$0.2672	$5.9429	$25.49	$25.46
26	564.50	$31.75	$0.2698	$6.2127	$25.53	$25.50
27	570.14	$32.06	$0.2725	$6.4853	$25.58	$25.55
28	575.85	$32.38	$0.2753	$6.7606	$25.62	$25.59
29	581.60	$32.71	$0.2780	$7.0386	$25.67	$25.64
30	587.42	$33.04	$0.2808	$7.3194	$25.72	$25.68

*	Because the Reference Distribution Amount for each year is zero, for each year the Tracking Fee Shortfall is increased by the Annual Tracking Fee for that year, and the Accrued Tracking Fee for each year is the sum of the Annual Tracking Fee for that year plus the Tracking Fee Shortfall as of the previous year (i.e., the sum of the Annual Tracking Fees for all previous years).

Cumulative Index Return:	34.78%
Annual Index Return:	1.00%
Annual Return on Securities:	0.16%

Hypothetical Examples

Example 2

Assumptions:

Annual Tracking Fee:	0.85% per annum
Principal Amount:	$24.51
Hypothetical Initial Index Level:	435.82
Redemption Fee Amount:	0.125% of the Current Indicative Value

Year End	Index Level	Current Indicative Value	Annual Tracking Fee for the Applicable Year	Accrued Tracking Fee	Cash Settlement Amount/ Call Settlement Amount	Redemption Amount
A	B	C	D	E	F	G
		Principal × (B/Initial Index Level)	C × Annual Tracking Fee	Cumulative Total of D*	C – E	F – Redemption Fee Amount
1	431.46	$24.26	$0.2063	$0.2063	$24.06	$24.03
2	427.15	$24.02	$0.2042	$0.4104	$23.61	$23.58
3	422.88	$23.78	$0.2021	$0.6126	$23.17	$23.14
4	418.65	$23.54	$0.2001	$0.8127	$22.73	$22.70
5	414.46	$23.31	$0.1981	$1.0108	$22.30	$22.27
6	410.32	$23.08	$0.1961	$1.2070	$21.87	$21.84
7	406.21	$22.84	$0.1942	$1.4012	$21.44	$21.42
8	402.15	$22.62	$0.1922	$1.5934	$21.02	$21.00
9	398.13	$22.39	$0.1903	$1.7837	$20.61	$20.58
10	394.15	$22.17	$0.1884	$1.9721	$20.19	$20.17
11	390.21	$21.94	$0.1865	$2.1587	$19.79	$19.76
12	386.30	$21.73	$0.1847	$2.3433	$19.38	$19.36
13	382.44	$21.51	$0.1828	$2.5261	$18.98	$18.96
14	378.62	$21.29	$0.1810	$2.7071	$18.59	$18.56
15	374.83	$21.08	$0.1792	$2.8863	$18.19	$18.17
16	371.08	$20.87	$0.1774	$3.0637	$17.81	$17.78
17	367.37	$20.66	$0.1756	$3.2393	$17.42	$17.40
18	363.70	$20.45	$0.1739	$3.4132	$17.04	$17.02
19	360.06	$20.25	$0.1721	$3.5853	$16.66	$16.64
20	356.46	$20.05	$0.1704	$3.7557	$16.29	$16.27
21	352.90	$19.85	$0.1687	$3.9244	$15.92	$15.90
22	349.37	$19.65	$0.1670	$4.0914	$15.56	$15.54
23	345.87	$19.45	$0.1653	$4.2567	$15.19	$15.18
24	342.41	$19.26	$0.1637	$4.4204	$14.84	$14.82
25	338.99	$19.06	$0.1620	$4.5825	$14.48	$14.46
26	335.60	$18.87	$0.1604	$4.7429	$14.13	$14.11
27	332.24	$18.69	$0.1588	$4.9017	$13.78	$13.77
28	328.92	$18.50	$0.1572	$5.0590	$13.44	$13.42
29	325.63	$18.31	$0.1557	$5.2146	$13.10	$13.08
30	322.38	$18.13	$0.1541	$5.3687	$12.76	$12.75

*	Because the Reference Distribution Amount for each year is zero, for each year the Tracking Fee Shortfall is increased by the Annual Tracking Fee for that year, and the Accrued Tracking Fee for each year is the sum of the Annual Tracking Fee for that year plus the Tracking Fee Shortfall as of the previous year (i.e., the sum of the Annual Tracking Fees for all previous years).

Cumulative Index Return:	-26.03%
Annual Index Return	-1.00%
Annual Return on Securities:	-2.16%

Hypothetical Examples

Example 3

Assumptions:

Annual Tracking Fee:	0.85% per annum
Principal Amount:	$24.51
Hypothetical Initial Index Level:	435.82
Redemption Fee Amount:	0.125% of the Current Indicative Value

Year End	Index Level	Current Indicative Value	Annual Tracking Fee for the Applicable Year	Accrued Tracking Fee	Cash Settlement Amount/ Call Settlement Amount	Redemption Amount
A	B	C	D	E	F	G
		Principal × (B/Initial Index Level)	C × Annual Tracking Fee	Cumulative Total of D*	C – E	F – Redemption Fee Amount
1	440.18	$24.76	$0.2104	$0.2104	$24.54	$24.51
2	444.58	$25.00	$0.2125	$0.4229	$24.58	$24.55
3	449.03	$25.25	$0.2146	$0.6376	$24.62	$24.58
4	453.52	$25.51	$0.2168	$0.8544	$24.65	$24.62
5	458.05	$25.76	$0.2190	$1.0733	$24.69	$24.66
6	462.63	$26.02	$0.2212	$1.2945	$24.72	$24.69
7	467.26	$26.28	$0.2234	$1.5179	$24.76	$24.73
8	471.93	$26.54	$0.2256	$1.7435	$24.80	$24.77
9	476.65	$26.81	$0.2279	$1.9713	$24.83	$24.80
10	481.42	$27.07	$0.2301	$2.2014	$24.87	$24.84
11	486.23	$27.35	$0.2324	$2.4339	$24.91	$24.88
12	491.09	$27.62	$0.2348	$2.6686	$24.95	$24.92
13	496.00	$27.89	$0.2371	$2.9057	$24.99	$24.96
14	500.96	$28.17	$0.2395	$3.1452	$25.03	$25.00
15	505.97	$28.46	$0.2419	$3.3871	$25.07	$25.04
16	500.91	$28.17	$0.2395	$3.6265	$24.54	$24.51
17	495.90	$27.89	$0.2371	$3.8636	$24.03	$24.00
18	490.95	$27.61	$0.2347	$4.0983	$23.51	$23.48
19	486.04	$27.33	$0.2323	$4.3306	$23.00	$22.97
20	481.18	$27.06	$0.2300	$4.5606	$22.50	$22.47
21	476.36	$26.79	$0.2277	$4.7884	$22.00	$21.97
22	471.60	$26.52	$0.2254	$5.0138	$21.51	$21.48
23	466.88	$26.26	$0.2232	$5.2370	$21.02	$20.99
24	462.22	$25.99	$0.2210	$5.4579	$20.54	$20.51
25	457.59	$25.73	$0.2187	$5.6767	$20.06	$20.03
26	453.02	$25.48	$0.2166	$5.8932	$19.58	$19.56
27	448.49	$25.22	$0.2144	$6.1076	$19.11	$19.09
28	444.00	$24.97	$0.2122	$6.3199	$18.65	$18.63
29	439.56	$24.72	$0.2101	$6.5300	$18.19	$18.17
30	435.17	$24.47	$0.2080	$6.7380	$17.74	$17.71

*	Because the Reference Distribution Amount for each year is zero, for each year the Tracking Fee Shortfall is increased by the Annual Tracking Fee for that year, and the Accrued Tracking Fee for each year is the sum of the Annual Tracking Fee for that quarter plus the Tracking Fee Shortfall as of the previous year (i.e., the sum of the Annual Tracking Fees for all previous years).

Cumulative Index Return:	-0.15%
Annual Index Return:	-0.01%
Annual Return on Securities:	-1.08%

Hypothetical Examples

Example 4

Assumptions:

Annual Tracking Fee:	0.85% per annum
Principal Amount:	$24.51
Hypothetical Initial Index Level:	435.82
Redemption Fee Amount:	0.125% of the Current Indicative Value

Year End	Index Level	Current Indicative Value	Annual Tracking Fee for the Applicable Year	Accrued Tracking Fee	Cash Settlement Amount/ Call Settlement Amount	Redemption Amount
A	B	C	D	E	F	G
		Principal × (B/Initial Index Level)	C × Annual Tracking Fee	Cumulative Total of D*	C – E	F – Redemption Fee Amount
1	431.46	$24.26	$0.2063	$0.2063	$24.06	$24.03
2	427.15	$24.02	$0.2042	$0.4104	$23.61	$23.58
3	422.88	$23.78	$0.2021	$0.6126	$23.17	$23.14
4	418.65	$23.54	$0.2001	$0.8127	$22.73	$22.70
5	414.46	$23.31	$0.1981	$1.0108	$22.30	$22.27
6	410.32	$23.08	$0.1961	$1.2070	$21.87	$21.84
7	406.21	$22.84	$0.1942	$1.4012	$21.44	$21.42
8	402.15	$22.62	$0.1922	$1.5934	$21.02	$21.00
9	398.13	$22.39	$0.1903	$1.7837	$20.61	$20.58
10	394.15	$22.17	$0.1884	$1.9721	$20.19	$20.17
11	390.21	$21.94	$0.1865	$2.1587	$19.79	$19.76
12	386.30	$21.73	$0.1847	$2.3433	$19.38	$19.36
13	382.44	$21.51	$0.1828	$2.5261	$18.98	$18.96
14	378.62	$21.29	$0.1810	$2.7071	$18.59	$18.56
15	374.83	$21.08	$0.1792	$2.8863	$18.19	$18.17
16	378.58	$21.29	$0.1810	$3.0673	$18.22	$18.20
17	382.36	$21.50	$0.1828	$3.2501	$18.25	$18.23
18	386.19	$21.72	$0.1846	$3.4347	$18.28	$18.26
19	390.05	$21.94	$0.1865	$3.6211	$18.31	$18.29
20	393.95	$22.16	$0.1883	$3.8095	$18.35	$18.32
21	397.89	$22.38	$0.1902	$3.9997	$18.38	$18.35
22	401.87	$22.60	$0.1921	$4.1918	$18.41	$18.39
23	405.89	$22.83	$0.1940	$4.3858	$18.44	$18.42
24	409.95	$23.05	$0.1960	$4.5818	$18.47	$18.45
25	414.05	$23.29	$0.1979	$4.7797	$18.51	$18.48
26	418.19	$23.52	$0.1999	$4.9796	$18.54	$18.52
27	422.37	$23.75	$0.2019	$5.1815	$18.57	$18.55
28	426.59	$23.99	$0.2039	$5.3854	$18.61	$18.58
29	430.86	$24.23	$0.2060	$5.5914	$18.64	$18.62
30	435.17	$24.47	$0.2080	$5.7994	$18.67	$18.65

*	Because the Reference Distribution Amount for each year is zero, for each year the Tracking Fee Shortfall is increased by the Annual Tracking Fee for that year, and the Accrued Tracking Fee for each year is the sum of the Annual Tracking Fee for that year plus the Tracking Fee Shortfall as of the previous year (i.e., the sum of the Annual Tracking Fees for all previous years).

Cumulative Index Return:	-0.15%
Annual Index Return:	-0.01%
Annual Return on Securities:	-0.91%

Hypothetical Examples

You may receive Coupon Amounts during the term of the Securities, a Stub Reference Distribution Amount at maturity or call, or an Adjusted Coupon Amount upon call or early redemption. The hypothetical returns displayed in all of the examples above do not reflect any Coupon Amounts you may be entitled to receive during the term of the Securities, any Stub Reference Distribution Amount you may be entitled to receive at maturity or call, any Adjusted Coupon Amount you may be entitled to receive upon call or early redemption or any upfront fee you may pay. If any Coupon Amounts were paid during the term of the Securities, any Stub Reference Distribution Amount was paid upon maturity or call, or any Adjusted Coupon Amount was payable upon call or early redemption, the hypothetical Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts displayed above would have been higher (as a portion of the Accrued Tracking Fee would have been offset in calculating the Coupon Amounts or Adjusted Coupon Amount and/or the Cash Settlement Amounts or Call Settlement Amounts would have been increased by the Stub Reference Distribution Amount).

We cannot predict the actual Index Closing Level on any Index Business Day or the market value of your Securities, nor can we predict the relationship between the Index Closing Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity or call, or upon early redemption, as the case may be, and the rate of return on the Securities will depend on the actual Final Index Level, the Accrued Tracking Fee and any Redemption Fee Amount and whether any Coupon Amount was paid during the term of the Securities, any Stub Reference Distribution Amount is payable at maturity or call or any Adjusted Coupon Amount is payable upon call or early redemption. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index on any Index Business Day, the Final Index Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the Securities.

Risk Factors

Your investment in the Securities will involve significant risks. The Securities are not secured debt and are significantly riskier than ordinary unsecured debt securities. As described in more detail below, the trading price of the Securities may decline considerably before the Maturity Date, due to, among other things, fluctuations in the energy market to which the MLPs that constitute the Index are tied and other events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index constituent MLPs or the Index itself. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

You may lose some or all of your principal and, even if the Final Index Level is greater than the Initial Index Level, you may receive less than the Principal Amount of your Securities due to the negative effect of the Accrued Tracking Fee and/or the Redemption Fee Amount.

The Securities are fully exposed to any decline in the level of the Index. If the level of the Index declines, you will lose some or all of your investment at maturity or call, or upon early redemption. In addition, if any distributions that a Reference Holder would be entitled to receive from the Index constituents are not sufficient to cover the Annual Tracking Fee (equivalent to 0.85% per annum multiplied by the applicable Current Indicative Value), the amount of the Accrued Tracking Fee (including the Tracking Fee Shortfall or the Adjusted Tracking Fee Shortfall, as applicable) will reduce the payment, if any, you will receive at maturity or call, or upon early redemption. In addition, if you redeem your Securities prior to maturity, you will be charged a Redemption Fee Amount, applied on the Redemption Valuation Date, equal to the product of (i) 0.125% and (ii) the Current Indicative Value as of the immediately preceding Index Business Day. If the Final Index Level, as compared to the Initial Index Level, decreases or even if the Final Index Level, as compared to the Initial Index Level, increases, but does not increase sufficiently during the relevant period to offset, together with any Coupon Amount, the negative effect of any Accrued Tracking Fee, upfront fee and/or any applicable Redemption Fee Amount, you will receive less than your investment in the Securities, or possibly zero, at maturity or call, or upon early redemption of your Securities.

You are not guaranteed any coupon payments.

You will not receive a coupon payment on a Coupon Payment Date if the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, is less than the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date. The resulting Tracking Fee Shortfall, which is the difference between the Accrued Tracking Fee and the Reference Distribution Amount, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date. Distributions, if any, by the Index constituents may be minimal or even zero in any given period, which would cause the Tracking Fee Shortfall to increase. The Tracking Fee Shortfall as of the final Coupon Valuation Date, if any, will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period.

Similarly, you will not receive a coupon payment on a Redemption Date or Call Settlement Date if the Adjusted Reference Distribution Amount, calculated as of the Redemption Valuation Date or Call Valuation Date, as applicable, is less than the Adjusted Tracking Fee and Redemption Fee Amount, calculated as of the Redemption Valuation Date, or the Adjusted Tracking Fee calculated as of the Call

Risk Factors

Valuation Date. The resulting Adjusted Tracking Fee Shortfall, which is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, will be included in the calculation of the Accrued Tracking Fee as of the Redemption Valuation Date or the last Index Business Day in the Call Measurement Period.

Credit of UBS.

The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity or call, or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or call, or upon early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

The upfront fee will have a negative effect on the value of your Securities.

The issue price of each Security exceeds the Principal Amount, or Issuance Amount, as applicable, per Security by the amount of the upfront fee. Because the payment at maturity or call, or upon early redemption, will be calculated on the basis of the Principal Amount and not the issue price, the upfront fee represents an immediate cost to you and will not grow along with any increase in the level of the Index, as compared to the Initial Index Level. Therefore, if the increase in the level of the Index, as compared to the Initial Index Level, is insufficient to offset the effect of the upfront fee, in addition to the negative effect of the Accrued Tracking Fee and, if applicable, the Redemption Fee Amount, you will lose some or all of your investment at maturity or call, or upon early redemption.

The Final Index Level may be less than the Index Closing Level on the Maturity Date or Call Settlement Date, or at other times during the term of the Securities.

The Index Closing Level on the Maturity Date or Call Settlement Date, or at other times during the term of the Securities, including dates near the Final Measurement Period or Call Measurement Period, as applicable, could be higher than the Final Index Level, because the Final Index Level is calculated based on the Index levels measured on each Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable. This difference could be particularly large if there is a significant increase in the Index Closing Level after the Final Measurement Period or Call Measurement Period, as applicable, if there is a significant decrease in the Index Closing Level around the Final Measurement Period or Call Measurement Period, as applicable, or if there is significant volatility in the Index Closing Levels during the term of the Securities.

There are restrictions on the minimum number of Securities you may redeem and on the procedures and timing for early redemption.

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. You may only redeem your Securities on a Redemption Date if we receive a notice of redemption from your broker by no later than 12:00 noon (New York City time) and a confirmation of redemption by no later than 5:00 p.m. (New York City time) on the Business Day prior to the applicable Redemption Valuation Date. If we do not receive your notice of redemption by 12:00 noon (New York City time), or the confirmation of redemption by 5:00 p.m. (New York City time) on the Business Day prior to the applicable Redemption Valuation Date, your notice will not be effective and we will not redeem your Securities on the applicable Redemption Date. Your notice of redemption will not be effective until we confirm receipt. In addition, we may request a medallion signature guarantee or such assurances of delivery as we may deem necessary in our sole discretion. See “Specific Terms of the Securities — Weekly Early Redemption at the Option of the Holders” on page S-43 for more information.

Risk Factors

You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your Securities. Your notice to us to redeem your Securities is irrevocable and must be received by us no later than 12:00 noon, New York City time, on the Business Day immediately preceding the applicable Redemption Valuation Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same date. The Redemption Valuation Date is the Index Business Day following the date on which such notice and confirmation are received by us. You will not know the Redemption Amount until after the Redemption Valuation Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Business Day following the Redemption Valuation Date (generally Wednesday). As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us redeem your Securities, and prior to the relevant Redemption Date.

Owning the Securities is not the same as owning interests in the Index constituents or a security directly linked to the performance of the Index.

The return on your Securities will not reflect the return you would have realized if you had actually owned interests in the Index constituents or a security directly linked to the performance of the Index measured using any method other than average Index Closing Levels, and held such investment for a similar period. Any return on your Securities includes the negative effect of the Accrued Tracking Fee and any Redemption Fee Amount. Furthermore, if the level of the Index increases during the term of the Securities, the market value of the Securities may not increase by the same amount or may even decline, due to the amount of the Annual Tracking Fee and any Tracking Fee Shortfall, any lack of liquidity, the actual or perceived credit of UBS and other potential factors.

You have no partnership interests in any of the MLPs underlying the Index or rights to receive any equity securities.

Investing in the Securities will not make you a holder of any interest in a MLP that is an Index constituent. The Internal Revenue Service could possibly assert, however, that you should be treated as owning such MLPs for U.S. federal income tax purposes. See “Supplemental U.S. Tax Considerations—Alternative Treatments.” Neither you nor any other holder or owner of the Securities will have any voting rights, any right to receive distributions or any other rights with respect to the Index constituents. The Cash Settlement Amount, Call Settlement Amount or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any interests in the Index constituents.

The market value of the Securities may be influenced by many unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the last Index Business Day in the Final Measurement Period when the Security Calculation Agent will determine your payment at maturity (if they are not subject to a call or early redemption). Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the level of the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

➢	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

➢	the market prices of the Index constituents;

➢	the dividend or distribution rate paid by the Index constituents;

Risk Factors

➢	the time remaining to the maturity of the Securities;

➢	supply and demand for the Securities, including to the extent affected by inventory positions with UBS or any market maker;

➢	the amount of the Accrued Tracking Fee and whether there is any Tracking Fee Shortfall;

➢

economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the level of the Index or the market prices of the Index constituents, or that affect markets generally; and

➢	the actual and perceived creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor in an unpredictable manner, which could negatively affect the market value of the Securities.

Standard & Poor’s may, in its sole discretion, discontinue the public disclosure of the intraday indicative value of the Index and the end-of-day official closing value of the Index.

Standard & Poor’s, the Index Calculation Agent, is not under any obligation to continue to calculate the intraday indicative value of the Index and end-of-day official closing value of the Index or required to calculate similar values for any successor index. The Securities have been approved for listing on the NYSE Arca, subject to official notice of issuance, and if S&P discontinues such public disclosure, we may not be able to provide the intraday indicative values related to the Index required to maintain any listing of the Securities on the NYSE Arca. If the Securities later become delisted, the liquidity of the market for the Securities may be materially and adversely affected and you may sustain significant losses if you sell your Securities in the secondary market. We are not required to maintain the listing of the Securities on NYSE Arca or any other exchange.

Wells Fargo Securities, LLC (the “Index Sponsor”) and S&P may adjust the Index in a way that affects the Index Closing Level, and neither the Index Sponsor nor S&P has any obligation to consider your interests as a holder of the Securities.

Standard & Poor’s is responsible for calculating and publishing the Index in consultation with the Index Sponsor. The Index Sponsor can add, delete or substitute the equity securities underlying the Index or make other methodological changes that could change the Index Closing Level. You should realize that the changing of equity securities included in the Index may affect the Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the Securities. Neither the Index Sponsor nor S&P has any obligation to consider your interests as a holder of the Securities in calculating or revising the Index. See “Wells Fargo® Master Limited Partnership Index.”

We refer to Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., as “Standard & Poor’s” or “S&P.”

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities. However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will

Risk Factors

not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the Securities, and in addition, a deterioration in our credit ratings may have a negative effect on the market value of the Securities.

The liquidity of the market for the Securities may vary materially over time, and may be limited if you do not hold at least 50,000 Securities.

As stated on the cover of this prospectus supplement, we intend to sell a portion of the Securities following the Initial Trade Date, and the remainder of the Securities may be offered and sold from time to time, through UBS Securities LLC, our affiliate, as agent, to investors and dealers acting as principals. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this prospectus supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. Furthermore, on a Call Settlement Date on any Exchange Business Day (or if such day is not an Exchange Business Day, the next Exchange Business Day) on or after November 3, 2011, through and including the Maturity Date, we may elect to redeem all, but not less than all, issued and outstanding Securities.

Changes that affect the composition and calculation of the Index will affect the market value of the Securities and the Cash Settlement Amount, Call Settlement Amount or Redemption Amount.

The amount payable on the Securities and their market value could be affected if the Index Sponsor, in its sole discretion, discontinues or suspends calculation of the Index in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Index Closing Level or the Final Index Level are not available because of a market disruption event or for any other reason, the Security Calculation Agent will make a good faith estimate in its sole discretion of the Final Index Level that would have prevailed in the absence of the market disruption event. If the Security Calculation Agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Final Index Level is required to be determined, the Security Calculation Agent will instead make a good faith estimate in its sole discretion of the Final Index Level by reference to a group of energy MLPs that derive a majority of their income from energy-related activities, which generally include the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting natural gas, oil, or products thereof), or marketing of any mineral or natural resource (including fertilizer, geothermal energy, and timber), but do not include transmission of electricity or acting as a public utility, and a computation methodology that the Security Calculation Agent determines will as closely as reasonably possible replicate the Index. See “Wells Fargo® Master Limited Partnership Index — Constituent Criteria — Corporate Form Requirement.”

There are uncertainties regarding the Index because of its limited performance history.

The Index was launched on December 11, 2006, and therefore has a limited history. In addition, the historical information prior to January 1, 2005 was calculated on a modified basis because, due to the limited number of MLPs in existence before January 1, 2005, the market capitalization requirement was not applied in determining Index composition prior to that date. Limited historical information will be available for you to consider in making an independent investigation of the Index performance, which may make it more difficult for you to make an informed decision with respect to an investment in the Securities than if the Index had a longer performance history.

Risk Factors

Estimated historical and historical levels of the Index should not be taken as an indication of future performance during the term of the Securities.

The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity or call, or upon early redemption, may bear little relation to the historical performance of the Index, which is limited as of the date of this prospectus supplement, or the past estimated historical performance of the Index. The performance of the Index constituent MLPs will determine the Final Index Level on any given Redemption Date, the Maturity Date, Call Settlement Date, or the Index Closing Level at other times during the term of the Securities. As a result, it is impossible to predict whether the level of the Index will rise or fall.

There may not be an active trading market in the Securities; sales in the secondary market may result in significant losses.

The Securities are listed on the NYSE Arca. However, we are not required to maintain the listing of the Securities on NYSE Arca or any other exchange. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to do so and may stop at any time. As a result, an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market. Even if an active secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities in the secondary market, you may have to do so at a discount from the issue price or the intraday indicative value of the Securities and you may suffer significant losses.

Trading and other transactions by UBS or its affiliates in the Index constituents, futures, options, exchange-traded funds or other derivative products on such Index constituents or the Index may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-53, UBS or its affiliates may hedge their obligations under the Securities by purchasing the Index constituents, futures or options on the Index constituents or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index constituents or the Index, and they may adjust these hedges by, among other things, purchasing or selling the Index constituents, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index constituents or the Index at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of such Index constituents and/or the level of the Index and, therefore, the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

UBS or its affiliates may also engage in trading in the Index constituents and other investments relating to the Index constituents or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Index constituents and the level of the Index and, therefore, the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any Index constituents or the Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

Risk Factors

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the Index constituents, the Index or the market value of the Securities.

UBS and its affiliates publish research from time to time on stocks or commodities and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. The Securities are linked to an Index that is intended to measure the composite performance of energy-oriented MLPs. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “Wells Fargo® Master Limited Partnership Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index, even though the Index Sponsor, Wells Fargo Securities, LLC, is acting as a dealer in the offering of the Securities. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Securities and the payment at maturity, call or redemption. The Security Calculation Agent may designate a successor index in its sole discretion. If the Security Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity, redemption or call will be determined by the Security Calculation Agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page S-48 and “Specific Terms of the Securities — Security Calculation Agent” on page S-47. The Index Sponsor is not involved in the offer of the Securities in any way, other than its affiliation with Wells Fargo Securities, LLC, and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index Sponsor or the Index contained in this prospectus supplement. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index constituents that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could have an adverse impact on the market value of the Securities.

An Index constituent may be replaced upon the occurrence of certain adverse events.

An exchange may replace or delist an MLP included in the Index. Procedures have been established by the Index Sponsor to address such events, which may include, among other things, a market disruption event (as it pertains to the Index) or the replacement or delisting of an MLP. There can be no assurance,

Risk Factors

however, that a market disruption event (as it pertains to the Index), the replacement or delisting of the MLPs, or any other force majeure event, will not have an adverse or distortive effect on the value of the Index or the manner in which it is calculated and, therefore, may have an adverse impact on the value of the Securities. An Index constituent MLP may also be removed from the Index, as described under “Wells Fargo® Master Limited Partnership Index — Index Rebalancings.”

There are potential conflicts of interest between you and the Security Calculation Agent.

Our affiliate, UBS Securities LLC, will serve as the Security Calculation Agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Securities at maturity or call, or upon early redemption. For a fuller description of the Security Calculation Agent’s role, see “Specific Terms of the Securities — Security Calculation Agent” on page S-47. The Security Calculation Agent will exercise its judgment when performing its functions. For example, the Security Calculation Agent may have to determine whether a market disruption event affecting the Index constituents or the Index has occurred or is continuing on a day during the Call Measurement Period or the Final Measurement Period, or on the Redemption Valuation Date. This determination may, in turn, depend on the Security Calculation Agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Security Calculation Agent may affect the market value of the Securities, the Security Calculation Agent may have a conflict of interest if it needs to make any such decision.

The Security Calculation Agent can postpone the determination of the Final Index Level and thus the applicable Redemption Date, the Call Settlement Date or the Maturity Date if a market disruption event occurs during the applicable measurement period.

The determination of the Final Index Level may be postponed if the Security Calculation Agent determines that a market disruption event has occurred or is continuing during the Final Measurement Period or the Call Measurement Period, or on the Redemption Valuation Date. If such a postponement occurs, then the Security Calculation Agent will instead use the Index Closing Level on the first Index Business Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the Final Measurement Period, Call Measurement Period or Redemption Valuation Date for the Securities be postponed by more than three Index Business Days. As a result, the applicable Redemption Date, the Call Settlement Date or the Maturity Date for the Securities could also be postponed, although not by more than three Index Business Days. If the Final Measurement Period, Call Measurement Period, or Redemption Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final day in the Final Measurement Period or the Call Measurement Period, or will be the Redemption Valuation Date. If a market disruption event is occurring on the last possible day in the Final Measurement Period or the Call Measurement Period, or on the Redemption Valuation Date, then the Security Calculation Agent will make a good faith estimate in its sole discretion of the Index Closing Level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities — Market Disruption Event.”

The Index constituents are concentrated in the energy industry.

As of the date of this prospectus supplement, most of the Index constituents represent MLPs that have been issued by companies whose primary lines of business are directly associated with the energy industry, including the oil and gas sector. In addition, many of the MLPs included in the Index are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger,

Risk Factors

better financed and more diversified businesses. In addition the MLPs in the energy industry are significantly affected by a number of factors including:

➢	worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products;

➢	changes in tax or other laws affecting master limited partnerships generally;

➢	regulatory changes affecting pipeline fees and other regulatory fees in the energy sector;

➢	changes in the relative prices of competing energy products;

➢	the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products;

➢	decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions or otherwise;

➢	risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products;

➢	uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

➢	general economic and geopolitical conditions in the United States and worldwide.

These or other factors or the absence of such factors could cause a downturn in the energy industry generally or regionally and could cause the value of some or all of the Index constituents to decline during the term of the Securities.

Energy MLP market risks may affect the trading value of the Securities and the amount you will receive at maturity.

We expect that the level of the Index will fluctuate in accordance with changes in the financial condition of the Index constituents and certain other factors. The financial condition of the Index constituents may become impaired or the general condition of the energy MLP market may deteriorate, either of which may cause a decrease in the level of the Index and thus in the value of the Securities. Securities are susceptible to general market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the Index constituents change. Investor perceptions of the Index constituents are based on various and unpredictable factors, including expectations regarding government, economic, monetary, tax and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The level of the Index is expected to fluctuate until the Maturity Date.

Index calculation disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the intraday and daily calculations of the level of the Index may be adjusted in the event that the Security Calculation Agent determines that any of the following Index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any of the Index constituent MLPs. Any such Index calculation disruption event may have an adverse impact on the level of the Index or the manner in which it is calculated and, therefore, may have an adverse affect on the market value of the Securities. See “Specific Terms of the Securities — Market Disruption Event.”

Risk Factors

UBS may redeem the Securities prior to the Maturity Date.

On any Exchange Business Day (or if such day is not an Exchange Business Day, the next Exchange Business Day) on or after November 3, 2011, UBS may elect to redeem all, but not less than all, the outstanding Securities upon not less than eighteen calendar days’ prior notice.

If UBS elects to redeem your Securities pursuant to the UBS Call Right, you may not be able to reinvest at comparable terms or returns. If the Securities have increased in value, you may have to invest your proceeds in a lower-return investment.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of the Securities?” in the summary section on page S-9, “Certain U.S. Federal Income Tax Consequences” on page S-54, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

The Internal Revenue Service may assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. Under Section 1260 of the Internal Revenue Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity and a partnership is considered to be a pass-thru entity. It is, however, not entirely clear how Section 1260 of the Internal Revenue Code applies in the case of an index of pass-thru entities like the Index. Although the matter is not free from doubt, it is likely that Section 1260 should also apply to an index of pass-thru entities, in which case Section 1260 would apply to the Securities. If your Securities are subject to these rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Index constituents (in an amount equal to the notional amount of the Index that is represented by the Securities) on the date that you purchased your Securities and sold your interest in the Index constituents on the date of the sale or maturity of the Securities (the “excess gain amount”). If your Securities are subject to Section 1260, the excess gain amount will be presumed to be equal to all of the gain that you recognized in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. You should review the discussion of Section 1260 on page S-55 and are urged consult your own tax advisor regarding the potential application of these rules.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently over the term of the Securities and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to

Risk Factors

withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described under “Certain U.S. Federal Income Tax Consequences” on page S-54 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Wells Fargo® Master Limited Partnership Index

We have derived all information contained in this prospectus supplement regarding the Wells Fargo® Master Limited Partnership Index, including, without limitation, its make-up, performance, method of calculation and changes in its constituents, from publicly available sources. Such information reflects the policies of and is subject to change by Wells Fargo Securities, LLC (“Wells Fargo Securities” or the “Index Sponsor”) and S&P. We make no representation or warranty as to the accuracy or completeness of such information. The composition of the Wells Fargo® Master Limited Partnership Index is determined by Wells Fargo Securities and the Index Value is calculated and published by S&P in consultation with the Index Sponsor. Neither the Index Sponsor nor S&P has any obligation to continue to publish, and may discontinue the publication of, Wells Fargo® Master Limited Partnership Index.

Introduction

The Index is a float-adjusted, capitalization-weighted index of energy master limited partnerships listed on the NYSE or NASDAQ with a market capitalization of at least $200 million at the time of inclusion. Wells Fargo Securities began publishing data on the Index on December 11, 2006. The Index is calculated with a base level of 100 as of December 29, 1989, and is independently calculated by S&P as of December 31, 1999. Real-time Index values for the Index are available from major market data providers (such as S&P and Bloomberg) under the ticker “WML.” The Index comprised 66 energy MLPs across 12 energy subsectors as of September 2010.

Constituent Criteria

To be considered for inclusion in the Index, an issuer must meet corporate form, listing and market capitalization requirements. Wells Fargo Securities reviews the index composition quarterly and adjusts the composition as required on each quarterly rebalancing date. Adjustments to the composition of the index are also made upon the occurrence of certain extraordinary events as described under “Index Rebalancings.”

Corporate Form Requirement.    MLPs must be organized in the form of a limited partnership or a limited liability company classified as an “energy MLP” by the strategic indexing group of Wells Fargo Securities, LLC. “Energy MLPs” are entities that are MLPs as defined by United States Department of the Treasury regulations regarding the tax treatment of such entities and derive a majority of their income from energy-related activities. “Energy-related activities” generally include the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting natural gas, oil, or products thereof), or marketing of any mineral or natural resource (including fertilizer, geothermal energy, and timber), but does not include transmission of electricity or acting as a public utility.

Listing Requirement.    Issuers included in the Index must have equity securities listed on the NYSE or NASDAQ and meet all the listing requirements of the applicable exchange to list as publicly traded partnerships or limited liability companies according to U.S. securities regulations.

A security must be listed on the applicable U.S. exchange for at least 60 days immediately before any evaluation date to be considered for inclusion in the Index. There is no guideline requirement with respect to any minimum amount of trading volume.

Market Capitalization Requirement.    Issuers must have a market capitalization (calculated as described below) greater than $200 million on the evaluation date for inclusion or to remain in the Index. Issuers included in the Index on the evaluation date must have an average market capitalization greater than $175 million for at least 30 trading days before the evaluation date to remain in the Index. For purposes of inclusion in the Index, an issuer’s market capitalization is computed based on the combined market

Wells Fargo® Master Limited Partnership Index

capitalization of all listed share classes. For any evaluation date, the market capitalization for a share class will equal the number of shares outstanding on that date times the security’s last sale price on its primary U.S. exchange.

Once the market capitalization is determined, each listed share of an eligible issuer will be included in the Index separately. For example, if an issuer has two listed share classes consisting of Class A, with 20 million shares at $10 per share, and Class B, with 20 million shares at $8 per share, the issuer’s market capitalization for purposes of the market capitalization requirement is $360 million. Class A and Class B would be included in the Index separately, with Class A having a higher weight than Class B due to its larger market capitalization. (As described below under “— Index Calculation,” issuers are included in the Index on the basis of their “free-float” market capitalization.)

The Strategic Indexing group of Wells Fargo Securities may adjust the market capitalization standards in the future to raise the threshold for inclusion in the Index. Any such adjustment will be publicly announced by Wells Fargo Securities or Wells Fargo & Company.

Due to the limited number of MLPs in existence before January 1, 2005, the market capitalization requirement was not applied in determining Index composition prior to that date.

Index Calculation

The Index is calculated by S&P (or a successor) using a market capitalization weighting methodology, based on a pool of securities identified by the Index Review Committee. S&P will calculate the market capitalization values for each class of securities included in the Index based on publicly available information and then compare the market capitalization of each class to the aggregate market capitalization of all classes of securities comprising the Index as of the Quarterly Rebalancing Date or Event Driven Rebalancing Date in order to determine the weighting for each class of securities in the Index. Market capitalization weights of the Index constituents are evaluated and, as necessary, adjusted on Quarterly Rebalancing Dates and at any time an Event Driven Rebalancing occurs. To the extent that Wells Fargo Securities or S&P discovers an error in a calculation, S&P will re-calculate the market capitalization and Index values as promptly as practicable after the error is discovered. The Index Review Committee will periodically review Index calculations to try to ensure that errors, if any, are promptly caught.

As a capitalization-weighted index, the Index reflects changes in the capitalization, or market value, of the issuers included in the Index relative to their capitalization on a base date. The current Index value is calculated by adding the market values of the securities included in the Index, which are derived by multiplying the last sales price of each security its primary U.S. exchange by the number of free-float shares of that security, as determined by S&P. If no last sale price for a security is available, the most recent traded price for that security as reported on Reuters, or another equivalent financial news reporting service, will be used to calculate the Index. Float adjustment excludes shares that are not generally available to investors, such as shares that are closely held by other publicly traded companies.

The total market value of all securities included in the Index is then divided by a divisor (“Divisor”), which stabilizes the Index’s value when the Index composition changes due to specific events such as corporate actions that affect market capitalization. The Divisor is obtained by dividing the Index value immediately after the event by the Index value immediately before the event. To prevent the Index level from changing as a result of these actions, corporate actions that affect the total market value of the Index, as well as the addition and deletion of securities, require an adjustment to the Divisor. All Divisor adjustments are made after the closing of trading and after the calculation of the closing level of the Index.

Some corporate actions, like stock splits, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require adjustments to the Divisor. Any

Wells Fargo® Master Limited Partnership Index

adjustments, if they occur, are made in the sole discretion of S&P in accordance with its general policies regarding capitalization-weighted indices, and may include adjustments to the divisor following quarterly reviews in order to permit continuity of Index value should certain components no longer qualify for inclusion.

Index Rebalancings

The Index is reviewed quarterly, with changes effective after the close of trading on the third Friday of March, June, September, and December. For each review date, securities are evaluated based on the close of trading on the last trading day (the “evaluation date”) of the month preceding the review (February, May, August, and November). Following a review, all securities already included in the Index that continue to meet the eligibility criteria remain in the Index, all other securities that meet all eligibility criteria are added to the Index and all securities included in the Index.

The Index Review Committee will review Index constituents periodically and as of the quarterly review date to verify that each constituent security complies with the Index rules set forth herein.

Adjustments to the composition of the Index are also made upon the occurrence of certain extraordinary events as described below. An Extraordinary Event may result in the removal of a non-compliant security, or portion thereof, and/or a re-weighting of the Index. Wells Fargo Securities will notify S&P of any Extraordinary Event as soon as possible following any rebalancing.

Extraordinary Events.    The following events, and any similar event that, in the judgment of the Index Review Committee changes that character of the underlying security that, in the discretion of the Index Review Committee, the security should be added or no longer be eligible for inclusion in the Index (“Other Material Events”) will give rise to a re-balancing and evaluation by the IRC of the eligibility of constituent securities for inclusion in the Index.

Mergers, Acquisitions and Spin-offs:    In the case of a spin-off, the new security will be added to the Index if it meets all the requirements for a new component. If the merged, acquired or spun-off issuer is not (in the judgment of the strategic indexing group of Wells Fargo Securities) an energy MLP, the issuer will not be included in the Index.

Delisting:    If a current index constituent is delisted from the NYSE or NASDAQ the security will be removed immediately from the index.

Bankruptcy:    If an issuer of a current index constituent declares bankruptcy the security will be removed immediately from the index.

Other Material Events.    The Index Review Committee will review all material changes made to constituent securities in the Index in order to determine whether the securities continue to satisfy eligibility criteria. In addition, the Index Review Committee may, but is not required, to remove securities from the Index upon a material event relating to the security or its issuer that, in its judgment could adversely impact the tax treatment to a U.S. tax payer holder or the ability of S&P to value the security. The Index Review Committee will remove a security from the Index if the security no longer qualifies as a MLP. Such a disqualification may occur, for example, if proceeds are not used in the manner required by the IRS.

Special Circumstances.    Except as provided below, if on any Trading Day S&P fails to take action to calculate the Index, for any reason, the Index will not be calculated for that day. If one or more events occur on any Trading Day that impede S&P’s ability to calculate the Index (e.g., a labor strike, a blackout, a computer malfunction, a natural disaster, such as a flood, etc.), S&P will use its reasonable efforts to calculate and publish the Index performance information for the Trading Day but there will be no guarantee of a reasonable valuation until the effects of such event have dissipated. Should S&P be

Wells Fargo® Master Limited Partnership Index

unable to calculate the Index for a period greater than five consecutive Trading Days, the Index Review Committee, or its designated delegates, may calculate the Index based on information from such sources as Wells Fargo Securities determines are accurate and reasonable, including Wells Fargo Securities’ own trading desks and Fixed Income Research Department. Wells Fargo Securities may, but will have no obligation to, calculate or disseminate Index performance should S&P be unable to do so.

Late Adjustments and Corrections.    If Wells Fargo Securities or S&P become aware of any error that has or could have a material effect on the Index, they will use reasonable efforts to rebalance the index as promptly as practicable following discovery of the error.

Treatment of Distributions

The Index is a price-return index that does not account for distributions.

Base Date

The base date for the Index is December 29, 1989, with a base value of 100.

Announcements

Adjustments to constituent securities determined by the Index Review Committee will be provided to S&P no later than five Trading Days prior to a Quarterly Rebalancing Date and immediately upon any Extraordinary Events. S&P will make this information publicly available via the S&P website on the rebalance date. Until its publication by S&P, the information (both additions and deletions as well as securities whose weighting in the Index will be adjusted) will be treated by Wells Fargo Securities and the Index Review Committee as confidential information and access will be restricted to employees on the Index Review Committee and their staff, communication to any sales or trading personnel within or outside of Wells Fargo Securities regarding the choices will be strictly prohibited and such personnel will be prohibited from trading in such securities for their personal account or their family’s accounts. The Compliance Department will monitor the Index Review Committee and related personnel for compliance with the firm’s Chinese Wall policies and procedures.

Holiday Schedule

The Index is calculated when U.S. equity markets are open.

Index Governance

The Index Review Committee will meet each calendar month to review and rebalance the Index, review Rebalancing Events, and ensure the Index is in compliance with the Rules & Methodology. The Index Review Committee may amend the Rules and also the Methodology from time to time as it deems appropriate in its sole discretion, provided that it will publish all of the changes publicly at least five Trading Days prior to implementation. The Index Review Committee may appoint a new calculation agent provided that it provides notice of such appointment at least five Trading Days prior to implementation. The Index Review Committee generally includes members of Wells Fargo Securities’ Research Department and Compliance Department, among others.

License Agreement

We have entered into a license agreement with the Index Sponsor providing for the license to us, in exchange for a fee, of the right to use the Index, which is owned by the Index Sponsor, in connection with certain securities, including the Securities.

Wells Fargo® Master Limited Partnership Index and WML are trademarks of Wells Fargo & Company and their use is granted under a license from Wells Fargo & Company.

Wells Fargo® Master Limited Partnership Index

All disclosures contained in this prospectus supplement regarding the Index, including its make-up, method of calculation and changes in its constituents, are derived from publicly available information prepared by the Index Sponsor. None of us, our affiliates or the trustee assumes any responsibility for the accuracy or completeness of such information.

The Securities are not issued, guaranteed, sponsored, endorsed, sold or promoted by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market. Wells Fargo’s only relationship to UBS is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to the Securities. Wells Fargo has no obligation to take into consideration the Securities or investors in the Securities when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the listing, registration, distribution, administration, marketing, trading or redemption or settlement by the issuer or otherwise of the Securities.

WELLS FARGO DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR OF ANY DATA SUPPLIED BY IT OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AND THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INDEX OR OF THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX AND THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL WELLS FARGO HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Standard & Poor’s (“S&P”) is not affiliated with UBS or Wells Fargo Securities, LLC and does not approve, endorse, review or recommend Wells Fargo Securities, LLC, UBS or the Securities.

The Securities are based on the Index, and the value of the Index is derived from sources deemed reliable, but S&P and its suppliers do not guarantee the correctness or completeness of the Index, their values or other information furnished in connection with the Index Name. S&P shall have no liability for any errors or omissions in the calculation or value of the Index. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE INDEX, TRADING BASED ON THE INDEX, OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE TRADING OF UBS’S PRODUCTS, OR FOR ANY OTHER USE. WELLS FARGO SECURITIES, LLC AND S&P MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX INCLUDING CALCULATION OF THE INDEX, THE INDEX VALUE OR ANY DATA INCLUDED THEREIN.

Wells Fargo® Master Limited Partnership Index

Discontinuation of the Index; Alteration of Method of Calculation

If S&P discontinues publication of or otherwise fails to publish the Index, and the Index Sponsor, S&P or another entity publishes a successor or substitute index that the Security Calculation Agent determines to be comparable to the discontinued Index (such index being referred to herein as a “successor index”), then the Index Closing Level for such successor index will be determined by the Security Calculation Agent by reference to the successor index on the dates and at the times as of which the Index Closing Levels for such successor index are to be determined.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If S&P discontinues publication of the Index prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or Call Measurement Period, or on the Redemption Valuation Date, as applicable, or any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on, the Calculation Date or any Index Business Day during the Final Measurement Period or Call Measurement Period, or on the Redemption Valuation Date, as applicable, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the closing level and published share weighting of each Index constituent included in the Index or successor index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions as described under “Wells Fargo® Master Limited Partnership Index — Index Rebalancings.” In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a successor index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at a level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the levels for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Final Index Level, the Index Performance Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Annual Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon redemption, if applicable, or the Call Settlement Amount that we will pay you on the Call Settlement Date, if applicable, based on the relevant index levels calculated by the Security Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the level of the Index or such

Wells Fargo® Master Limited Partnership Index

successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at a level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Historical and Estimated Historical Performance

The level of the Index is deemed to have been 100 on December 31, 1989. The Index Sponsor began independently calculating the Index on December 31, 1999 (the “Index commencement date”) and the Index Sponsor began publishing data on the Index on December 11, 2006. Therefore, the historical information for the period from December 31, 1999 until December 11, 2006 is hypothetical and is provided as an illustration of how the Index would have performed during the period had the Index Sponsor begun calculating the Index on the Index commencement date using the methodology it currently uses. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Historical information for the period from and after December 11, 2006 is based on the actual performance of the Index. In addition, the historical information prior to January 1, 2005 was calculated on a modified basis because, due to the limited number of MLPs in existence before January 1, 2005, the market capitalization requirement was not applied in determining Index composition prior to that date.

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index price returns or total returns do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index constituents will result in holders of the Securities receiving a positive return on their investment.

The table below shows the estimated historical and historical performance of the Index from December 31, 1999 through October 25, 2010.

Estimated Historical and Historical Results for the

period December 31, 1999 through October 25, 2010

	Price Return		Total Return
Year	Ending Level	Annual Return	Ending Level	Annual Return
1999	134.65		321.39
2000	174.87	29.87%	459.23	42.89%
2001	230.91	32.05%	651.31	41.83%
2002	213.94	-7.35%	649.38	-0.30%
2003	289.73	35.43%	942.96	45.21%
2004	316.53	9.25%	1099.00	16.55%
2005	312.61	-1.24%	1151.73	4.80%
2006	372.13	19.04%	1457.63	26.56%
2007	393.09	5.63%	1628.05	11.69%
2008	225.07	-42.74%	1006.01	-38.21%
2009	362.92	61.25%	1769.30	75.87%
10/25/2010	448.01	23.45%	2296.71	29.81%

For each time period presented, the total return of the Index is the price return of the Index during such period, but also incorporating distributions made by each Index constituent during such period into the value of the Index.

Wells Fargo® Master Limited Partnership Index

ESTIMATED HISTORICAL OR PAST HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The table below shows the estimated historical and historical performance of the total return of the Index from December 31, 1999 through October 25, 2010 in comparison with the total returns of the S&P 500® Index, the S&P 500® Utilities Index and the Dow Jones-UBS Commodity IndexSM. Actual historical data is limited to the period from December 11, 2006 through October 25, 2010.

	Index*	S&P 500® Index	S&P 500® Utilities Index	Dow Jones- UBS Commodity IndexSM
Total Return	614.62%	-1.80%	70.18%	109.47%
Annualized Return	19.92%	-0.17%	5.03%	7.07%

Estimated historical and historical results for the period from December 31, 1999 through October 25, 2010.

* The data for the Index for the period prior to its inception on December 11, 2006 is estimated and is derived by using the Index’s calculation methodology with historical prices.

Historical information presented is as of October 25, 2010, and is furnished as a matter of information only. Estimated historical and historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from estimated historical and historical performance, either positively or negatively.

The graph below illustrates the estimated historical and historical performance of the total return of the Index from December 31, 1999 to October 25, 2010.

The graph below is based on the total return of the Index and the total returns of the S&P 500® Index, the S&P 500® Utilities Index and the Dow Jones-UBS Commodity IndexSM.

For each time period presented, the total return of the Index is the price return of the Index during such period, but also incorporating distributions made by each Index constituent during such period into the value of the Index. While the Coupon Amount of the Securities, if any, will reflect the cash distributions that a hypothetical holder of the Index constituents would be entitled to receive during the relevant period, any Coupon Amount will be reduced by the Accrued Tracking Fee. As a result, the return on the Securities will always be lower than the total returns on a direct investment in the Index constituents.

Valuation of the Index and the Securities

Intraday Index Values

On each Index Business Day, S&P, or a successor Index Calculation Agent, will calculate and publish the intraday indicative value of the Index every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “WML”. The actual Index closing level may vary, and on a cumulative basis over the term of the Securities may vary significantly, from the intraday indicative value of the Index.

S&P is not affiliated with UBS and does not approve, endorse, review or recommend the Index or the Securities. The information used in the calculation of the intraday indicative value of the Index will be derived from sources S&P deems reliable, but S&P and its affiliates do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the Securities or the calculation of the Index. S&P makes no warranty, express or implied, as to results to be obtained by UBS, UBS’ customers, holders of the Securities, or any other person or entity from the use of the intraday indicative value of the Index or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value of the Index or any data included therein. S&P, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of S&P, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value of the Index or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. S&P shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. S&P is not responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of the Index or information used by UBS and the resultant output thereof.

The intraday indicative calculation of the level of the Index will be provided for reference purposes only. Published calculations of the level of the Index from S&P may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the Securities in the secondary market. The intraday indicative value of the Index published every 15 seconds will be based on the intraday prices of the Index constituents.

Intraday Security Values

An intraday “indicative value” for the Securities meant to approximate the intrinsic economic value of the Securities will be calculated by the NYSE and published to Bloomberg (based in part on information provided by S&P) or a successor via the facilities on the Consolidated Tape Association under the symbol “MLPWIV”. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time and date equal to (i) Principal Amount multiplied by the Index Performance Ratio calculated using the intraday indicative value of the Index as of such time, less (ii) the Adjusted Tracking Fee Shortfall, if any, as of such time and date assuming such time and date is the Redemption Valuation Date, plus (iii) assuming such time and date is the Redemption Valuation Date, the Coupon Amount with respect to the Coupon Valuation Date if on such Redemption Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred plus (iv) the Adjusted Coupon Amount, if any, as of such time and date.

The intraday indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your Securities, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of the Index provided by S&P will not necessarily reflect the depth and

Valuation of the Index and the Securities

liquidity of the Index constituents. For this reason and others, the actual trading price of the Securities may be different from their indicative value.

The calculation of the intraday indicative value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publishing of the intraday indicative value of the Securities by Bloomberg may occasionally be subject to delay or postponement. The actual trading price of the Securities may be different from their intraday indicative value. The intraday indicative value of the Securities published at least every 15 seconds during the NYSE Arca’s Core Trading Session, which is currently from 9:30 a.m. to 4:00 p.m., New York City time, will be based on the intraday indicative values of the Index, and may not be equal to the payment at maturity or call, or upon early redemption.

These intraday indicative value calculations have been prepared as of a particular time and date and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption. Instead, at maturity, you will receive a cash payment the amount of which will vary depending on the performance of the Index calculated in accordance with the formula set forth below and will be reduced by the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.”

For each Security you hold, you will receive on each Coupon Payment Date an amount in cash equal to the difference between the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, and the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date. To the extent the Reference Distribution Amount on a Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and a Tracking Fee Shortfall, as described below, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. If there is a Tracking Fee Shortfall as of the last Coupon Valuation Date, that amount will be taken into account in determining the Cash Settlement Amount.

If you exercise your right to have us redeem your Securities, for each Security you will receive a cash payment on the Redemption Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the Redemption Valuation Date plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Valuation Date if on the Redemption Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Adjusted Tracking Fee Shortfall, if any, as of the Redemption Valuation Date, minus (e) the Redemption Fee Amount. We refer to this cash payment as the “Redemption Amount.” For purposes of calculating the Redemption Amount, either the Adjusted Coupon Amount will be included or the Adjusted Tracking Fee Shortfall will be subtracted, but not both.

Subject to your compliance with the procedures described under “— Early Redemption at the Option of the Holders” and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request on any Business Day during the term of the Securities to have us redeem your Securities, provided that you request that we redeem a minimum of 50,000

Specific Terms of the Securities

Securities. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable Redemption Notice and Redemption Confirmation (each as defined below) are delivered. The Securities will be repurchased and the holders will receive payment for their Securities on the third Business Day following the Redemption Valuation Date (the “Redemption Date”). If a Market Disruption Event is continuing or occurs on the scheduled Redemption Valuation Date with respect to any of the Index constituents, the Redemption Valuation Date may be postponed as described under “— Market Disruption Event.”

Coupon Payment

For each Security you hold on the applicable Coupon Record Date, on each quarterly Coupon Payment Date you will receive an amount in cash equal to the difference between the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, and the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

To the extent the Reference Distribution Amount on any Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on that Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee and will reduce the Coupon Amount for the next Coupon Valuation Date. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date. The final Coupon Amount will be included in the Cash Settlement Amount.

The “Coupon Payment Date” means the 15th Index Business Day following each Coupon Valuation Date. The final Coupon Payment Date will be the Maturity Date, subject to adjustment as described herein. The first Coupon Payment Date is expected to be January 21, 2011.

The “Coupon Valuation Date” means the 30th of March, June, September and December of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment described herein. The first Coupon Valuation Date is expected to be December 30, 2010.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Exchange Business Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the second Exchange Business Day prior to the applicable Coupon Record Date.

The “Reference Distribution Amount” means (i) as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Trade Date to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.

Specific Terms of the Securities

Notwithstanding the foregoing, with respect to cash distributions for an Index constituent which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index constituent fails to pay the distribution to holders of such Index constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of units of each Index constituent equal to (i) the published unit weighting of that Index constituent as of that date, divided by (ii) the product of (a) the Divisor as of that date, and (b) the Initial Index Level divided by 24.51.

“record date” means, with respect to a distribution on an Index constituent, the date on which a holder of the Index constituent must be registered as a unitholder of such Index constituent in order to be entitled to receive such distribution.

“ex-dividend date” means, with respect to a distribution on an Index constituent, the first Business Day on which transactions in such Index constituent trade on the Primary Exchange without the right to receive such distribution.

The “Annual Tracking Fee” means, as of any date of determination, an amount per Security equal to the product of (i) 0.85% per annum and (ii) the Current Indicative Value as of the immediately preceding Index Business Day.

The “Accrued Tracking Fee” is:

(1)	with respect to the first Coupon Valuation Date, an amount equal to the product of

(a)	the Annual Tracking Fee as of the first Coupon Valuation Date and

(b)	a fraction, the numerator of which is the total number of calendar days from and excluding the Initial Trade Date to and including the first Coupon Valuation Date, and the denominator of which is 365;

and

(2)	with respect to any Coupon Valuation Date other than the first Coupon Valuation Date, an amount equal to

(a)	the product of

(i)	the Annual Tracking Fee as of such Coupon Valuation Date and

(ii)	a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 365, plus

(b)	the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date. If there is a Tracking Fee Shortfall on the last Coupon Valuation Date, it will be taken into account in determining the Cash Settlement Amount, as described below.

The “Current Indicative Value,” as determined by the Security Calculation Agent, means, as of any date of determination, an amount per Security equal to the product of (i) the Principal Amount multiplied by (ii) a fraction, the numerator of which is equal to the Index Closing Level as of such date and the denominator of which is equal to the Initial Index Level.

Specific Terms of the Securities

Cash Settlement Amount at Maturity

The “Maturity Date” will be October 29, 2040, which will be the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called or redeemed, you will receive at maturity a cash payment equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Final Measurement Period plus (b) the final Coupon Amount, minus (c) the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus (d) the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any. We refer to this cash payment as the “Cash Settlement Amount.”

If the amount calculated above is less than zero, the payment at maturity will be zero.

You may lose some or all of your investment at maturity. Because the Accrued Tracking Fee (including any Tracking Fee Shortfall) reduces your final payment, the Final Index Level will need to increase from the Initial Index Level in an amount at least equal to the percentage of the Principal Amount represented by the Accrued Tracking Fee, less any Coupon Amounts and any Stub Reference Distribution Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the Principal Amount of your Securities. If the increase in the Final Index Level from the Initial Index Level is insufficient to offset the negative effect of the Accrued Tracking Fee, or if the Final Index Level is less than the Initial Index Level, you will lose some or all of your investment at maturity.

The “Accrued Tracking Fee” as of the last Index Business Day in the Final Measurement Period is an amount equal to (a) the product of (i) the Annual Tracking Fee calculated as of the last Index Business Day in the Final Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period, and the denominator of which is 365, plus (b) the Tracking Fee Shortfall as of the last Coupon Valuation Date, if any.

The “Principal Amount” of each Security is $24.51. The Securities may be issued and sold over time at then-current market prices, which may be significantly higher or lower than the Principal Amount.

The “Index Performance Ratio” on any Index Business Day is calculated as follows:

Final Index Level
Initial Index Level

The “Initial Index Level” is 451.38, the Index Closing Level on October 29, 2010.

The “Final Index Level,” as determined by the Security Calculation Agent, will be the arithmetic mean of the Index Closing Levels measured on each Index Business Day during the Final Measurement Period or Call Measurement Period, or the Index Closing Level on any applicable Redemption Valuation Date, as applicable.

The “Index Closing Level” is the closing level of the Index as reported on the NYSE and Bloomberg; provided, however, that if the closing level of the Index as reported on the NYSE (or any successor) differs from the closing level of the Index as reported on Bloomberg (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent.

The “Final Measurement Period” means the five Index Business Days from and including the Calculation Date, subject to adjustment as described under “— Market Disruption Event.”

The “Stub Reference Distribution Amount” means, as of the last Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, an amount equal to the gross cash

Specific Terms of the Securities

distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the first Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, to and including the last Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold four-fifths, three-fifths, two-fifths and one-fifth of the shares of each Index constituent it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Final Measurement Period or Call Measurement Period.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently S&P.

The “Calculation Date” means October 18, 2040, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Exchange Business Day” means any day on which the primary exchange or market for trading of the Securities is scheduled to be open for trading and is also a valid settlement date.

“Primary Exchange” means, with respect to each Index constituent or each constituent underlying a successor index, the primary exchange or market of trading such Index constituent or such constituent underlying a successor index.

“Related Exchange” means, with respect to each Index constituent or each constituent underlying a successor index, each exchange or quotation system where trading has a material effect (as determined by the Security Calculation Agent) on the overall market for futures or options contracts relating to such Index constituent or such constituent underlying a successor index.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request on any Business Day during the term of the Securities to have us redeem your Securities on any Business Day no later than 12:00 noon, New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on any Business Day, provided that you request that we redeem a minimum of 50,000 Securities. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable Redemption Notice and Redemption Confirmation (each as defined below) are delivered. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

The Securities will be redeemed and the holders will receive payment for their Securities on the third Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date will be November 17, 2010. The final redemption date will be October 17, 2040. If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index constituents, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event.”

Specific Terms of the Securities

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to

(a)	the product of

(i)	the Principal Amount and (ii) the Index Performance Ratio as of the Redemption Valuation Date, plus

(b)	the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Valuation Date if on the Redemption Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(c)	the Adjusted Coupon Amount, if any, minus

(d)	the Adjusted Tracking Fee Shortfall, if any, as of the Redemption Valuation Date, minus

(e)	the Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.”

For purposes of calculating the Redemption Amount, either the Adjusted Coupon Amount will be included or the Adjusted Tracking Fee Shortfall will be subtracted, but not both.

If the amount calculated above is less than zero, the payment upon early redemption will be zero.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Valuation Date.

You may lose some or all of your investment upon early redemption. Because the Adjusted Tracking Fee Shortfall, if any, and the Redemption Fee Amount reduce your final payment, the Final Index Level, as compared to the Initial Index Level, will need to increase in an amount at least equal to the percentage of the Principal Amount represented by the Adjusted Tracking Fee Shortfall, if any, and the Redemption Fee Amount, less any Coupon Amounts and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the Principal Amount of your Securities. If the increase in the Final Index Level, as compared to the Initial Index Level, is insufficient to offset such a negative effect, or if the Final Index Level is less than the Initial Index Level, you will lose some or all of your investment upon early redemption.

The “Adjusted Coupon Amount,” with respect to any Redemption Valuation Date, is an amount in cash equal to the difference between the Adjusted Reference Distribution Amount, calculated as of the applicable Redemption Valuation Date, and the Adjusted Tracking Fee, calculated as of such Redemption Valuation Date, to the extent that the Adjusted Reference Distribution Amount, calculated as of such Redemption Valuation Date, is greater than or equal to the Adjusted Tracking Fee, calculated as of such Redemption Valuation Date.

The “Adjusted Reference Distribution Amount,” as of any Redemption Valuation Date, is an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to an Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Trade Date) to and including such Redemption Valuation Date.

The “Adjusted Tracking Fee,” as of any Redemption Valuation Date, is an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Annual Tracking Fee as of such Redemption Valuation Date and (ii) a fraction, the numerator of

Specific Terms of the Securities

which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Trade Date) to and including such Redemption Valuation Date, and the denominator of which is 365.

The “Adjusted Tracking Fee Shortfall,” as of any Redemption Valuation Date, is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, to the extent that the Adjusted Reference Distribution Amount, calculated as of such Redemption Valuation Date, is less than the Adjusted Tracking Fee, calculated as of such Redemption Valuation Date.

Some of the defined terms used in this section have different applications when used in determining the Call Settlement Amount. For the definitions of the terms relevant to a call, please refer to “— UBS’s Call Right.”

We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Payment.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

➢

deliver a notice of redemption, which is attached to this prospectus supplement as Annex A, to UBS via email no later than 12:00 noon (New York City time) on the Business Day immediately preceding the applicable Redemption Valuation Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption which is attached to this prospectus supplement as Annex B;

➢

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Valuation Date at a price equal to the Redemption Amount; and

➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Business Day prior to the applicable Redemption Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

Specific Terms of the Securities

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than eighteen calendar days’ prior notice to the holders of the Securities, such redemption to occur on any Exchange Business Day (or if such day is not an Exchange Business Day, the next Exchange Business Day) that we may specify on or after November 3, 2011 through and including the Maturity Date (the “Call Settlement Date”). Upon early redemption in the event we exercise this right, you will receive a cash payment equal to

(a)	the product of

(i)	the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Call Measurement Period, plus

(b)	the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(c)	the Adjusted Coupon Amount, if any, minus

(d)	the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, plus

(e)	the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any.

We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is less than zero, the payment upon early redemption will be zero.

If UBS issues a call notice on any calendar day, the “Call Valuation Date” will be the last Business Day of the week following the week in which the call notice is issued, generally Friday, subject to a minimum five calendar day period commencing on the date of the issuance of the call notice and ending on the related Call Valuation Date. If UBS issues a call notice on a Friday, the related Call Valuation Date will fall on the following Friday (or, if such following Friday is not an Exchange Business Day, the next following Exchange Business Day).

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index constituents, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means the five Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

You may lose some or all of your investment upon a call. Because the Accrued Tracking Fee reduces your final payment, the Final Index Level, as compared to the Initial Index Level, will need to increase in an amount at least equal to the percentage of the Principal Amount represented by the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the Principal Amount of your Securities. If the increase in the Final Index Level, as compared to the Initial Index Level, is insufficient to offset such a negative effect, or if the Final Index Level is less than the Initial Index Level, you will lose some or all of your investment upon a call.

Specific Terms of the Securities

The “Accrued Tracking Fee” as of the last Index Business Day in the Call Measurement Period is an amount equal to

(a)	the product of

(i)	the Annual Tracking Fee calculated as of the last Index Business Day in the Call Measurement Period, and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Call Valuation Date to and including the last Index Business Day in the Call Measurement Period, and the denominator of which is 365, plus

(b)	the Adjusted Tracking Fee Shortfall (as defined below), if any.

The “Adjusted Coupon Amount,” with respect to the Call Valuation Date, is an amount in cash equal to the difference between the Adjusted Reference Distribution Amount (as defined below), calculated as of the Call Valuation Date, and the Adjusted Tracking Fee (as defined below), calculated as of the Call Valuation Date, to the extent that the Adjusted Reference Distribution Amount, calculated as of the Call Valuation Date, is greater than or equal to the Adjusted Tracking Fee, calculated as of the Call Valuation Date.

The “Adjusted Reference Distribution Amount,” as of the Call Valuation Date, is an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to an Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including the Call Valuation Date.

The “Adjusted Tracking Fee,” as of the Call Valuation Date, is an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Annual Tracking Fee as of the Call Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including the Call Valuation Date, and the denominator of which is 365.

The “Adjusted Tracking Fee Shortfall,” as of the Call Valuation Date, is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, to the extent that the Adjusted Reference Distribution Amount, calculated as of the Call Valuation Date, is less than the Adjusted Tracking Fee, calculated as of the Call Valuation Date.

Some of the defined terms used in this section have different applications when used in determining the Redemption Amount. For the definition of the terms relevant to early redemption, please refer to “— Early Redemption at the Option of the Holders.”

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will determine, among other things, the Index Performance Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Annual Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, and the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, and whether any day is a Business Day, Index Business Day or Exchange Business Day. The Security Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. All determinations made by the Security Calculation Agent will be at the sole discretion of the Security Calculation Agent and will, in the absence of manifest error, be conclusive

Specific Terms of the Securities

for all purposes and binding on you and on us. We may appoint a different Security Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or call, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Annual Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Amount and Redemption Fee Amount, if any, per Security, the Call Settlement Amount, if any, per Security, and the Cash Settlement Amount, if any, per Security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on an Averaging Date (as defined below) or on a Redemption Valuation Date, the Index Closing Level for such Averaging Date or Redemption Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Date”) with respect to the Index irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the Index Closing Level being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the Index Closing Level on the Index Business Days during the Final Measurement Period or Call Measurement Period, or on the Redemption Valuation Date, as applicable, the Security Calculation Agent or one of its affiliates, as the case may be, will apply the Index Closing Level for such Deferred Averaging Date (i) on the date(s) of the original Market Disruption Event and (ii) such Averaging Date. For example, if the Final Measurement Period or Call Measurement Period, as applicable, for purposes of calculating the Cash Settlement Amount or Call Settlement Amount, respectively, is based on the arithmetic mean of the Index Closing Levels on October 8, 2011, October 9, 2011, October 10, 2011, October 11, 2011 and October 12, 2011 and there is a Market Disruption Event with respect to the Index on October 8, 2011, but no other Market Disruption Event during the Final Measurement Period or Call Measurement Period, as applicable, then the Index Closing Level on October 9, 2011 will be used twice to calculate the Cash Settlement Amount or Call Settlement Amount, respectively, and such Cash Settlement Amount or Call Settlement Amount, as applicable, will be determined based on the arithmetic mean of the Index Closing Levels on October 9, 2011, October 9, 2011, October 10, 2011, October 11, 2011 and October 12, 2011.

If the Redemption Valuation Date for purposes of calculating a Redemption Amount is based on the Index Closing Level on October 8, 2011 and there is a Market Disruption Event with respect to the Index on October 8, 2011, then the Index Closing Level on October 9, 2011 will be used to calculate the Redemption Amount.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date or the Redemption Valuation Date, as applicable, occurring more than three Index Business Days following the day originally scheduled to be such final Averaging Date or

Specific Terms of the Securities

Redemption Valuation Date. If the third Index Business Day following the date originally scheduled to be the final Averaging Date, or the Redemption Valuation Date, as applicable, is not an Index Business Day or a Market Disruption Event has occurred or is continuing with respect to the Index on such third Index Business Day, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such third Index Business Day but for such Market Disruption Event.

An “Averaging Date” means each of the Index Business Days during the Final Measurement Period or Call Measurement Period, as applicable, subject to adjustment as described herein.

Notwithstanding the occurrence of one or more of the events below, which may, in the Security Calculation Agent’s discretion, constitute a Market Disruption Event with respect to the Index, the Security Calculation Agent in its discretion may waive its right to postpone the Index Closing Level if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Index Closing Level on such date.

Any of the following will be a Market Disruption Event with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

(a)	suspension, absence or material limitation of trading in a material number of Index constituents for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;

(b)	suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index constituent equity interests in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market;

(c)	the Index is not published; or

(d)	in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

The following events will not be Market Disruption Events with respect to the Index:

(a)	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

(b)	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index constituent equity interests.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index constituent equity interests are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Specific Terms of the Securities

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

In addition to the default amount described below, we will also pay the Coupon Amount per Security, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment,” calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the four Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the fourth Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Index Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series A, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium-Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Specific Terms of the Securities

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or call, or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Early Redemption at the Option of the Holders” above.

Specific Terms of the Securities

Defeasance

Neither full defeasance nor covenant defeasance, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance,” will apply to the Securities.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We intend to issue the Securities initially in an amount having the aggregate offering price specified on the cover of this prospectus supplement. However, we may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Principal Amount of the outstanding Securities of the class, plus the aggregate Principal Amount of any Securities bearing the same CUSIP number that are issued pursuant to any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering. We intend to comply with the requirements under the Treasury regulations governing “qualified reopenings” and we will therefore treat any additional offerings of the Securities as part of the same issue as the Securities for U.S. federal income tax purposes. Accordingly, for purposes of the Treasury regulations governing original issue discount on debt instruments, we will treat any additional offerings of the Securities as having the same original issue date, the same issue price and, with respect to holders, the same adjusted issue price as the Securities.

Booking Branch

The Securities will be booked through UBS AG, Jersey Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures or exchange-traded funds on the Index constituents or the Index prior to and/or on the Initial Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions of Index constituents or other securities of issuers of the Index constituents,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index constituents,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or MLPs, or

➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the last Index Business Day in the Final Measurement Period. That step may involve sales or purchases of any of the Index constituents, listed or over-the-counter options or futures on the Index constituents or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the Index.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-18 for a discussion of these adverse effects.

Certain U.S. Federal Income Tax Consequences

The following is a general description of certain United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,

➢	a trader in securities that elects to use a mark-to-market method of accounting for your Securities holdings,

➢	a bank,

➢	a life insurance company,

➢	a tax-exempt organization,

➢	a person subject to the alternative minimum tax;

➢	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED

Certain U.S. Federal Income Tax Consequences

TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid forward contract with respect to the Index. The terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. In addition, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to treat the Coupon Amount (including amounts received upon the sale or maturity of the Securities in respect of accrued but unpaid Coupon Amounts) as an amount that should be included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with the your regular method of tax accounting. If the Securities are so treated (and subject to the discussion below regarding the application of Section 1260 of the Code), you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than the amount attributable to Coupon Amounts, which will be treated as ordinary income) and your tax basis in the Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for it. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities should generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period should generally include the maturity date.

Section 1260 of the Code.    The Internal Revenue Service may assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity and a partnership is considered to be a pass-thru entity. It is, however, not entirely clear how Section 1260 of the Code applies in the case of an index of pass-thru entities like the Index. Although the matter is not free from doubt, it is likely that Section 1260 should also apply to an index of pass-thru entities, in which case Section 1260 would apply to the Securities. If your Securities are subject to Section 1260, then any long-term capital gain that you realize upon the sale, exchange or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain” — i.e., the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Index constituents (in an amount equal to the notional amount of the Index that is represented by the Securities) on the date that you purchased your Securities and sold your interest in the Index constituents on the date of the sale or maturity of the Securities (the “excess gain amount”). If your Securities are subject to these rules, the excess gain amount will be presumed to be equal to all of the gain that you recognized in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary.

It is not clear how the long-term capital gain for the underlying components of the Index should be determined under Section 1260 of the Code in the case of an instrument, like the Securities, that is linked to an index that is rebalanced periodically. One possibility is that the long-term capital gain realized on a sale, exchange or maturity of a Security would be subject to potential recharacterization as ordinary income, and subject to an interest charge, to the extent it exceeds the amount of long-term capital gain you can establish would have been realized if you had invested directly in the Index constituents on the

Certain U.S. Federal Income Tax Consequences

date you purchased your Securities and rebalanced your portfolio as and when the Index rebalanced. In addition, in the case of an index of partnerships, it is unclear whether the excess gain amount should be based on the aggregate of the underlying partnerships or on each underlying partnership individually. If the determination must be based on each underlying partnership individually it is more likely that the recharacterization and interest charge provisions of Section 1260 would apply to your Securities. Furthermore, it is not clear how and whether the “excess gain amount” should be adjusted to take into account the Accrued Tracking Fee, Accrued Financing Charges and Redemption Fee with respect to the Securities.

Whether you will realize capital gain in excess of any net underlying long-term capital gain for purposes of Section 1260 of the Code will depend on a number of factors that we cannot predict. For instance, if each Index constituent makes quarterly distributions approximately equal to or greater than such Index constituent’s ordinary income and short-term capital gain (and any future Index constituents have the same or similar distribution policies) and the Index constituents hold insignificant amounts of “Section 751 assets,” then it is likely that the application of Section 1260 to your Securities would not have any material tax consequences if you can prove such facts with clear and convincing evidence. However, it is possible that such Index constituents may not make a sufficient amount of such distributions or that they may have a material amount of “Section 751 assets” in which case Section 1260 could recharacterize the long-term capital gain that you would otherwise recognize in respect of your Securities. In addition, because Section 1260 requires you to prove by clear and convincing evidence that the excess gain amount is zero, there can be no assurance that some or all of the long-term capital gain that you recognize on a sale, exchange or maturity of the Securities will not be subject to recharacterization in whole or in part under Section 1260 of the Code even if the Index constituents make sufficient quarterly distributions and do not have a material amount of “Section 751 assets.”

In addition, it is possible that the Internal Revenue Service could assert that the proper treatment of the Coupon Amounts is as a return of capital or capital gain and that the constructive ownership rules of Section 1260 of the Code then apply to recast some or all of such Coupon Amounts and the ultimate capital gain on disposition or maturity of the Securities as ordinary income subject to the interest charge described above.

You are urged to consult your tax advisor regarding the potential application of the constructive ownership rules to the Securities.

Alternative Treatments.    The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently over the term of the Securities and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Certain U.S. Federal Income Tax Consequences

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, redemption, termination or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, redemption, termination or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is also possible that the Securities could be treated as a series of forward contracts each of which matures on the next rebalancing date. If your Securities were properly characterized in such a manner, you would be treated as disposing of your Securities on each rebalancing date in return for new forward contracts that mature on the next rebalancing date, and you would accordingly likely recognize capital gain or loss (subject to the discussion of Section 1260 of the Code above) on each rebalancing date equal to the difference between your basis in your Securities (which would be adjusted to take into account any prior recognition of gain or loss) and their fair market value on such date.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the Accrued Tracking Fee, or the Redemption Fee Amount as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities, including increasing the amount of ordinary income you recognize over the term of the Securities. In addition, if such amounts are treated as items of expense, it is more likely that you would have an “excess gain amount” for Section 1260 purposes because the amount of capital gain that you would (absent Section 1260) be treated as recognizing in respect of your Securities would be increased by each item of expense.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) you should be treated as if you owned the Index or the underlying components of the Index, (ii) you should be required to accrue interest income over the term of your Securities, or (iii) any gain or loss that you recognize upon the exchange, redemption, termination or maturity of your Securities should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Certain U.S. Federal Income Tax Consequences

Information with Respect to Foreign Financial Assets.    Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include the Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Medicare Tax.    Under recently enacted legislation, for taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate , or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its gross interest income and its net gains from the disposition of Securities, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions.    Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting.    If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢	payments of proceeds on Securities within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

➢	the payment of the proceeds from the sale of Securities effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

➢	fails to provide an accurate taxpayer identification number,

➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

➢	in certain circumstances, fails to comply with applicable certification requirements.

Pursuant to recently enacted legislation, certain payments in respect of Securities made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

Certain U.S. Federal Income Tax Consequences

Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,

➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of a Security effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

➢	a United States person,

➢	a controlled foreign corporation for United States tax purposes,

➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

➢	a foreign partnership, if at any time during its tax year:

➢	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

➢	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders.    Due to the uncertainty regarding the tax characterization of the Securities there is a substantial uncertainty regarding the tax treatment of non-United States holders. Given this uncertainty, we intend to withhold 30% of the Coupon Amounts paid to you, subject to the possible reduction or elimination of that rate under an applicable income tax treaty, unless that income is effectively connected with your conduct of a trade or business in the United States (in which case, in order to avoid withholding, you will be required to provide a properly executed IRS Form W-8ECI). Any “effectively connected income” from your Securities, including also any gain from the sale or settlement of your Securities that is or is treated as effectively connected with your conduct of a United States trade or business, will be subject to U.S. federal income tax, and will require you to file U.S. federal income tax returns, in each case in the same manner as if you were a United States holder.

In addition, if you own or are treated as owning more than 5% of the Securities or if the Securities are not considered regularly traded on an established securities market, you could be treated as owning a “United States real property interest” within the meaning of Section 897 of the Code, in which case any gain from the sale or settlement of your Securities would be deemed to be “effectively connected income,” with the consequences described in the previous sentence, and amounts that you receive upon the sale or maturity of your Securities could be subject to a withholding tax. If withholding is required, we intend to withhold upon the full amount of any payment you receive (currently 10% of gross proceeds), without regards to the portion of the Securities that is attributable to a “United States real property interest.”

As noted above, because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. Under one such alternative characterization, you could be treated as directly owning the components of the Index. If your

Certain U.S. Federal Income Tax Consequences

Securities are so treated, you would be treated as engaged in a United States trade or business as a result of your ownership of the Securities, and you would consequently be required to file U.S. federal and state (and possibly local) income tax returns in respect of your ownership of the Securities and you would be subject to net income tax at the marginal tax rates applicable to U.S. holders. In addition, a non-United States holder that is a foreign corporation could potentially be subjected to the United States branch profits tax.

You may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status. In addition, we and other payors may be required to report payments of Coupon Amounts on your Securities on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to the information reporting requirements described above.

Prospective non-United States holders are urged to consult their tax advisors with respect to the tax consequences to them of an investment in the Securities, including any possible alternative characterizations and treatments.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Securities by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Securities, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase and holding or conversion of the Securities that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase or holding of the Securities will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the

Benefit Plan Investor Considerations

PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase and holding of the Securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any of the Securities to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $26,961,000 stated Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. $21,218,307 stated Principal Amount of those Securities will be sold to the public at 102% of their stated Principal Amount, or $25.00, by Wells Fargo Securities, LLC, as a dealer purchasing as principal from UBS Securities LLC. Wells Fargo Securities, LLC will receive a commission of 2% of the stated Principal Amount, or $0.49, of such Securities. In addition, at the time of such sale, Wells Fargo Securities, LLC will receive a one-time up-front fee equal to 88.24% of the Annual Tracking Fee on the aggregate stated Principal Amount of such Securities for services in connection with such sale. Wells Fargo Securities, LLC may make sales through its affiliate dealers or selling agents, including Wells Fargo Advisors Financial Network, LLC. $5,742,693 stated Principal Amount of Securities sold to UBS Securities LLC on the Initial Trade Date will be sold to the public following the Initial Trade Date at their current Issuance Amount as calculated by UBS Securities LLC as of the date of such sale.

Following the Initial Trade Date and from time to time, we may sell a portion of those and other Securities for a price of up to 102% of their current Issuance Amount, as calculated by UBS Securities LLC as of the date of such sale. UBS Securities LLC, UBS Financial Services Inc. and dealers purchasing as principal, including Wells Fargo Securities, LLC, may receive a commission of up to 2% of such Issuance Amount, and we will receive net proceeds equal to 100% of such Issuance Amount. In addition, at the time of such sale, Wells Fargo Securities, LLC will receive a one-time up-front fee equal to 88.24% of the Annual Tracking Fee for services in connection with any such sales by Wells Fargo Securities, LLC. “Issuance Amount” means a value at a given date equal to (i) the Principal Amount multiplied by the Index Performance Ratio, assuming such date is the Redemption Valuation Date, less (ii) the Accrued Tracking Fee as of such date, assuming such date is the Redemption Valuation Date, plus (iii) assuming such date is the Redemption Valuation Date, the Coupon Amount with respect to the Coupon Valuation Date if on such Redemption Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred plus (iv) the Adjusted Coupon Amount, if any, as of such date.

We are not, however, obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this prospectus supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” on page S-53, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a

Supplemental Plan of Distribution

later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: E-TRACS Notice of Early Redemption, CUSIP No. 902664408

[BODY OF EMAIL]

Name of broker: [    ]

Name of beneficial holder: [    ]

Number of Securities to be redeemed: [    ]

Applicable Redemption Valuation Date: [    ], 20[    ]*

Broker Contact Name: [    ]

Broker Telephone #: [    ]

Broker DTC # (and any relevant sub-account): [    ]

The undersigned acknowledges that in addition to any other requirements specified in the prospectus supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Business Day prior to the applicable Redemption Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Selected Risk Considerations — You will not know the Redemption Amount at the time you elect to request that we repurchase your Securities” in the prospectus supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date.

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[            ] Medium-Term Notes, Series A, Exchange Traded Access Securities due October 29, 2040, CUSIP No. 902664408, redeemable for a cash amount based on the performance of the Wells Fargo® Master Limited Partnership Index (the “Securities”) hereby irrevocably elects to exercise, on the Redemption Date of [holder to specify]*, with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to exercise the right to early redemption on any redemption date.)

B-1

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples	S-12
Risk Factors	S-18
Wells Fargo® Master Limited Partnership Index	S-29
Valuation of the Index and the Securities	S-37
Specific Terms of the Securities	S-39
Use of Proceeds and Hedging	S-53
Certain U.S. Federal Income Tax Consequences	S-54
Benefit Plan Investor Considerations	S-61
Supplemental Plan of Distribution	S-63
Conflicts of Interest	S-64

Prospectus

Introduction	1
Cautionary Note Regarding Forward- Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

UBS AG Exchange Traded Access Securities (E-TRACS) Linked to the Wells Fargo® MLP Index due October 29, 2040

UBS AG $100,000,000 E-TRACS

Amendment No. 1 dated December 13, 2010* to

Prospectus Supplement dated October 29, 2010

(To Prospectus dated January 13, 2009)

UBS Investment Bank